SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Northeast Utilities
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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	2)	Form, Schedule or Registration Statement No.:

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2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities dba Eversource Energy, it is my pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of Eversource Energy to be held on Wednesday, April 29, 2015, at 10:30 a.m., at Infinity Hall, 32 Front Street, Hartford, Connecticut, 06103.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and proxy statement. Our meeting agenda will also include a discussion of the operations of the Eversource Energy system companies and an opportunity for questions.

As we have for the last several years, we are taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to many of our shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to our shareholders.

Mr. Richard H. Booth is retiring from the Board as of the date of the 2015 Annual Meeting of Shareholders. The Company thanks Mr. Booth for his many years of excellent, dedicated service to the Company and for the superior leadership and guidance he provided.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may also sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, I thank you for your continued support of Eversource Energy.

Very truly yours,

Thomas J. May
Chairman of the Board, President and Chief Executive Officer

March 13, 2015

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Notice of Annual
Meeting of Shareholders

To Be Held on April 29, 2015

To the Shareholders of Eversource Energy:

We are holding the Annual Meeting of Shareholders of Northeast Utilities dba Eversource Energy (Eversource Energy or the Company) on Wednesday, April 29, 2015, at 10:30 a.m., at Infinity Hall, 32 Front Street, Hartford, Connecticut 06103, for the following purposes:

1.	To elect twelve nominees as Trustees, the names of whom are set forth in the accompanying proxy statement, for the ensuing year;

2.	To approve the proposed amendment to our Declaration of Trust to change the legal name of the Company from Northeast Utilities to Eversource Energy;

3.	To consider an advisory proposal approving the 2014 compensation of our Named Executive Officers; and

4.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 2, 2015 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote.

Under New York Stock Exchange rules, if your shares are held in a brokerage account and you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of Trustees and the advisory proposal on executive compensation until you do so. We strongly encourage you to exercise your right to vote.

By Order of the Board of Trustees,

Richard J. Morrison
Corporate Secretary

Boston, Massachusetts
Hartford, Connecticut
March 13, 2015

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

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2015 Proxy Statement	i

COMPENSATION COMMITTEE REPORT	40
EXECUTIVE COMPENSATION	41
Summary Compensation Table	41
Grants of Plan-Based Awards During 2014	42
Equity Grants Outstanding at December 31, 2014	43
Options Exercised and Stock Vested In 2014	44
Pension Benefits in 2014	44
Nonqualified Deferred Compensation in 2014	46
Potential Payments Upon Termination or Change of Control	47

TRUSTEE COMPENSATION	53
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
PROPOSAL 2: APPROVAL OF THE PROPOSED AMENDMENT TO OUR DECLARATION OF TRUST TO CHANGE THE NAME OF THE COMPANY FROM NORTHEAST UTILITIES TO EVERSOURCE ENERGY	55
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	56
PROPOSAL 4: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57
Relationship with Independent Registered Public Accounting Firm	57
Report of the Audit Committee	58

OTHER MATTERS	59
SHAREHOLDER PROPOSALS	59
2014 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K	59

ii	2015 Proxy Statement

2014 FINANCIAL RESULTS

Eversource Energy continues to meet its commitment of achieving above-average earnings and dividend growth.

Note 1:	2012-2014 recurring earnings per share have grown 7.9%, consistent with our guidance and well above the industry average. Recurring earnings per share presented above for all years exclude merger-related costs. A reconciliation between reported earnings per share and the recurring earnings per share presented above appears under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Note 2:	The Board of Trustees increased the annual dividend rate by 6.8% for 2014 to $1.57 per share, exceeding the Edison Electric Institute (EEI) Index dividend growth rate of 3.7%. The dividend rate at year end 2012-2014 has grown 7.0%, in line with our earnings per share growth and well ahead of the industry average.

Our Total Shareholder Return for the One-Year and Five-Year periods has outperformed both the EEI Index and the S&P 500. The Company’s market capitalization at the end of 2014 grew to $17 billion, increasing shareholder value by over $8 billion in the 33-month period following the 2012 merger with NSTAR.

Note 3:	An investment of $1,000 in our common shares for the one-year period beginning January 1, 2014 was worth $1,305 on December 31, 2014 assuming reinvestment of dividends.

Note 4:	An investment of $1,000 in our common shares for the five-year period beginning January 1, 2010 was worth $2,458 on December 31, 2014 assuming reinvestment of dividends.

2015 Proxy Statement	1

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This is only a summary, and we encourage you to review the entire proxy statement as well as our Annual Report for the year ended December 31, 2014.

The proxy statement and our 2014 Annual Report are first being provided to the Company’s shareholders and made available on the Internet at www.eversource.com/Content/general/about/investors/sec-filings and www.eversource.com/Content/general/about/investors/annual-reports, respectively, on or about March 13, 2015.

Annual Meeting of Shareholders
Time and Date:	10:30 a.m., Eastern Time, on Wednesday, April 29, 2015

Location:	Infinity Hall
32 Front Street
Hartford, CT

Record Date:	March 2, 2015

Proposals to be Voted on and Board Voting Recommendation

2015 Proposals

You are being asked by the Board of Trustees of Eversource Energy to vote on four proposals:

Proposal 1 – Election of Trustees

The Board has nominated 12 Trustees, 11 of whom are independent, for reelection to our Board of Trustees. Each of these nominees was elected to the Board by at least 91% of the shares voted at the 2014 Annual Meeting. Please see pages 10 – 16. The following table provides summary information about each nominee:

			Board Committees
		Trustee			Corporate
Trustee	Age	Since	Audit	Compensation	Governance	Executive	Finance
John S. Clarkeson	72	2008	M	M
Cotton M. Cleveland	62	1992			M		M
Sanford Cloud, Jr. *	70	2000		M	C	M
James S. DiStasio	67	2012		M		M	C
Francis A. Doyle	66	2012	M		M
Charles K. Gifford	72	2012		C	M	M
Paul A. La Camera	72	2012			M		M
Kenneth R. Leibler	66	2006	M				M
Thomas J. May	67	2012				C
William C. Van Faasen	66	2012	M	M
Frederica M. Williams	56	2012	M				M
Dennis R. Wraase	70	2010		M	M

C:	Committee Chair
M:	Committee Member
*	Lead Trustee

The Board recommends that shareholders vote FOR the election of each nominee.

2	2015 Proxy Statement

PROXY STATEMENT SUMMARY

Proposal 2 – Approval of the Proposed Amendment to our Declaration of Trust to Change the Name of the Company from Northeast Utilities to Eversource Energy

We are asking shareholders to approve the proposed amendment to our Declaration of Trust to change the legal name of the Company from Northeast Utilities to Eversource Energy. Northeast Utilities and its operating companies began doing business under the brand name, or “dba,” of Eversource Energy, in February 2015. After researching our many operating company names, we found that the multitude of operating company names was confusing to our customers, and interfered with our ability to clearly articulate how, in the last three years, we have come together as one Company. As separate corporations, the operating companies cannot change their legal names to Eversource Energy, but our holding company, Northeast Utilities, can. We believe that changing the name of our holding company will allow us to connect that new customer brand with our shareholders and the investment community. The Board of Trustees thus believes that it is in the best interests of the Company and all of its shareholders to amend our Declaration of Trust to formally change the Company’s legal name. Please see page 55.

The Board recommends that shareholders vote FOR the approval of the proposed amendment to our Declaration of Trust to change the name of the Company.

Proposal 3 – Advisory Vote to Approve the Company’s Executive Compensation

We are asking shareholders to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. As described here and below in the proxy statement, the Company achieved excellent financial and operating performance in 2014, and its total shareholder return has consistently outperformed the utility industry over the long term. Our Board is committed to executive compensation programs that reflect market-based and target incentive compensation that align the interests of our executives with those of our shareholders, and we believe that the compensation paid to our Named Executive Officers in 2014 reflects that alignment between pay and performance. Please see page 56.

We met or exceeded challenging goals established for 2014 and achieved superior results, including:

•	Our 2014 recurring earnings were $2.65 per share, a 4.7% increase over 2013 results, excluding merger and related costs.
•	We achieved operations and maintenance cost reductions through successful integration activities, resulting in a 6.8% reduction in operating expenses from 2013, while continuing excellent operating performance.

•	We increased our dividend to $1.57 per share, a 6.8% increase and nearly double the industry average dividend growth of 3.7%.

•	For 2014, we delivered total shareholder return of 30.5%, the sixth straight year of double-digit total shareholder return.

•	Our cumulative total shareholder return of 64.3%, 145.8%, and 297.7% over the past three-, five- and 10-year periods outperformed the utility industry over those same periods.

The Board recommends that shareholders vote FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers.

Proposal 4 – Ratification of the Selection of the Independent Registered Public Accounting Firm for 2015

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015. The Board is seeking shareholder ratification of this selection. Please see page 57.

The Board recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

2015 Proxy Statement	3

PROXY STATEMENT SUMMARY

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:
FOR REGISTERED HOLDERS & 401K PARTICIPANTS: (hold shares directly with Eversource Energy or through NUSCO 401K Plan)

Using the Internet at www.envisionreports.com/ES	Scanning this QR code to vote with your mobile device	Calling toll-free from the U.S., U.S. territories and Canada to 1-800-652-VOTE (8683)	Mailing your signed proxy form
FOR BENEFICIAL OWNERS: (hold shares through broker, bank or nominee)

Using the Internet at www.proxyvote.com	Scanning this QR code to vote with your mobile device	Calling toll-free from the U.S., U.S. territories and Canada to 1-800-454-VOTE (8683)	Mailing your signed voting instruction form

Corporate Governance and Executive Compensation Highlights

We maintain effective corporate governance and executive compensation standards:

•	All Trustees are elected annually by a majority vote of shares issued and outstanding. Eleven of the twelve nominees are independent.

•	All of our Trustees attended at least 75% of the aggregate number of Board and Committee meetings during 2014. Eleven of our 13 Trustees attended all Board meetings and Committee meetings on which they serve, while two Trustees each missed one day of Committee and Board meetings.

•	Our Board is comprised of Trustees whose diversity in gender, ethnicity and backgrounds adds to the effectiveness of the Board.

•	We maintain an effective enterprise risk oversight function through our Audit and Finance Committees, including oversight of our Enterprise Risk Management process.

•	The Compensation Committee annually assesses the independence of its compensation consultant, Pay Governance LLC, which is retained directly by the Committee, performs no consulting or other services for the Company, and has no relationship with the Company that could result in a conflict of interest. The Committee has concluded that Pay Governance LLC is independent and that no conflict of interest exists between Pay Governance LLC and the Company.
•	Our executive and Trustee share ownership and holding guidelines emphasize the importance of share ownership. In addition to the share ownership guidelines requirement, we require all officers to hold the net shares awarded under the Company’s long-term compensation program until the share ownership guidelines requirement has been met. In addition, 100% of Trustee stock compensation is deferred and not distributed until the Trustee’s retirement from the Board.

•	The Compensation Committee has a compensation policy that would require our management employees to reimburse the Company for incentive compensation received if earnings were subsequently required to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct.

•	The Company has discontinued the use of “gross-ups” in all new or materially amended executive compensation agreements.

•	The Compensation Committee has a policy prohibiting all Trustees and officers from purchasing financial instruments or otherwise entering into any transactions that are designed to have the effect of hedging or offsetting any decrease in the market value of our common shares. This policy also prohibits all pledging, derivative transactions or short sales involving our common shares or the holding of any common shares in a margin account.

•	Our employment agreements provide for “double trigger” change of control vesting for awards assumed by the surviving company.

4	2015 Proxy Statement

PROXY STATEMENT

Annual Meeting of Shareholders
April 29, 2015

Introduction

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Trustees of Eversource Energy for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on Wednesday, April 29, 2015, at 10:30 a.m., at Infinity Hall, 32 Second Street, Hartford, Connecticut 06103.

Under regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Eversource Energy common shares, beginning on March 13, 2015, we mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds fewer than 1,000 common shares and have made available to these shareholders our proxy materials, which include our 2015 proxy statement and our 2014 Annual Report, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We also mailed the 2015 proxy statement, proxy card and 2014 Annual Report to holders of 1,000 common shares or more beginning on March 13, 2015.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. Regarding the election of Trustees (Proposal 1), you can specify whether your shares should be voted for all, some, or none of the nominees for Trustee. Regarding the approval of the proposed amendment to our Declaration of Trust to change the name of the Company (Proposal 2); the advisory proposal on executive compensation (Proposal 3); and the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4), you may vote “FOR” or “AGAINST” the proposals, or you may abstain from voting on the proposals.

If you vote using the Internet, by telephone or by mailing a proxy card without any instructions, the proxies will vote your common shares consistent with the recommendations of our Board of Trustees as stated in this proxy statement and in the Notice of Internet Availability of Proxy Materials, specifically: FOR the election of each Trustee nominee; FOR the approval of the amendment to our Declaration of Trust to change the name of the Company from Northeast Utilities to Eversource Energy; FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure regulations of the SEC; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Only holders of common shares of record at the close of business on March 2, 2015 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 45,235 holders of record and 317,405,001 common shares outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.

The principal office of Eversource Energy is located at 300 Cadwell Drive, Springfield, Massachusetts 01104. The general offices of Eversource Energy are located at 800 Boylston Street, Boston, Massachusetts 02199 and 56 Prospect Street, Hartford, Connecticut 06103.

2015 Proxy Statement	5

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Q:	WHAT AM I VOTING ON?

A:	The Board of Trustees of Eversource Energy is asking you to vote on four separate proposals.

In Proposal 1, the Board is asking you to vote on the election of 12 nominees to our Board. At the recommendation of the Corporate Governance Committee, the Board has nominated 12 persons for election as Trustees, each of whom is currently serving as a Trustee. For more information on each nominee, please turn to “Election of Trustees” beginning on page 10.

In Proposal 2, the Board is asking you to vote to approve the proposed amendment to our Declaration of Trust to change the name of the Company. For more information on this proposal, please turn to page 55.

In Proposal 3, the Board is asking you to vote on an advisory proposal. This advisory proposal, commonly known as “Say-on-Pay,” is a vote to approve the 2014 compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure regulations of the SEC, including the compensation discussion and analysis, compensation tables and related material disclosed in this proxy statement. For more information on this advisory proposal, please turn to “Advisory Vote on Executive Compensation” beginning on page 56.

In Proposal 4, the Board is asking you to ratify the selection of Deloitte & Touche LLP as Eversource Energy’s independent registered public accounting firm for 2015. For more information on this selection, please turn to “Ratification of the Selection of the Independent Registered Public Accounting Firm” beginning on page 57.

Q:	WHY IS THE COMPANY PROPOSING TO CHANGE THE NAME FROM NORTHEAST UTILITIES TO EVERSOURCE ENERGY?

A:	On February 2, 2015, Northeast Utilities and all of its utility companies began doing business under the brand name Eversource Energy through the filing of Business Certificates in Connecticut, Massachusetts and New Hampshire. The Company launched the Eversource Energy brand after months of work, which began with comprehensive research into the variety of names our Company maintained in the New England marketplace. We learned that for our customers, the multitude of names that represented our business, and particularly our six utility companies, was confusing, and hindered our ability to consistently articulate who we are and what we stand for as a Company.
Additionally, over the past three years, Northeast Utilities has been very successful in coming together as one Company. Our dedicated workforce has implemented standardized best practices across the entire organization, resulting in improved service and financial strength. As one Company under the Eversource Energy name, we will continue to meet our mission of delivering reliable energy and superior customer service.

As further described in Proposal 2 beginning on page 55, we will not change the legal name of Northeast Utilities unless and until our shareholders approve the proposed amendment as required by the Declaration of Trust.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this proxy statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Eversource Energy. We are not aware of any other matters to be presented at the Annual Meeting.

Q:	WHO IS ENTITLED TO VOTE?

A:	You are entitled to vote at the Annual Meeting if you held common shares on the record date, March 2, 2015. As of the record date, 317,405,001 common shares were outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Time on April 28, 2015. You may access this proxy statement and related materials by going to www.envisionreports.com/ES.

6	2015 Proxy Statement

PROXY STATEMENT

•	You can vote by telephone. The proxy card includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. Eastern Time April 28, 2015.

•	You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

•	If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction form in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction form provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You will also be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	AS A PARTICIPANT IN THE NORTHEAST UTILITIES SERVICE COMPANY 401K PLAN, HOW DO I VOTE MY SHARES HELD IN MY PLAN ACCOUNT?

A:	If you are a participant in the Northeast Utilities Service Company 401K Plan, you may vote the common shares held in your plan account by voting through the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail. Internet voting and voting by telephone is available 24 hours a day and will close for plan participants at 11:59 p.m. Eastern Time on April 26, 2015.

The Notice of Internet Availability of Proxy Materials also includes instructions for requesting printed proxy materials by mail. If you requested and received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope included with the proxy card.

Whether you vote through the Internet, by telephone or by returning a proxy card in the mail, the plan trustee will vote the common shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 11:59 p.m. Eastern Time on April 26, 2015, the common shares in your Northeast Utilities Service Company 401K Plan account will be voted by the plan trustee in the same proportion as the votes cast by participants in the plan.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSED AMENDMENT TO CHANGE THE NAME OF THE COMPANY?

A:	The affirmative vote of two-thirds of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to change the name of the Company.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE ADVISORY PROPOSAL ON SAY-ON-PAY?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the advisory proposal on executive compensation.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS EVERSOURCE ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Eversource Energy’s independent registered public accounting firm for the year ending December 31, 2015.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:	The Board recommends that you vote as follows:

•	FOR the election of each Trustee nominee (Proposal 1);

•	FOR the proposed amendment to our Declaration of Trust to change the name of the Company from Northeast Utilities to Eversource Energy (Proposal 2);

2015 Proxy Statement	7

PROXY STATEMENT

•	FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers (Proposal 3); and

•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4).

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the advisory proposal on Say-on-Pay or the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, broker non-votes and votes withheld with respect to a particular Trustee nominee will have the same effect as a vote against such Trustee nominee. In addition, because the approval of the amendment to change the name of the Company requires the affirmative vote of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions will have the same effect as a vote against the name change proposal.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Computershare Investor Services, our Registrar and Transfer Agent, will count the votes.

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders. If a broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” For our Annual Meeting, this means that absent voting instructions, brokers are not permitted to vote on the election of Trustees or the non-binding advisory proposal on “Say-on-Pay,” so there may be broker non-votes on these proposals. If your shares are held by a broker and you wish to vote on the election of Trustees and on the Say-on-Pay proposal, you should complete the voting instruction card you receive from the broker or request one from the broker as necessary. You will also be able to vote these shares by Internet or telephone. A broker may vote on both the name change proposal and the ratification of the selection of our independent registered public accounting firm without instructions; therefore, broker non-votes are not expected for Proposal 2 and Proposal 4.
Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:	If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare Investor Services. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact Computershare Investor Services by mail at P. O. Box 43078, Providence, Rhode Island 02940-3078, by telephone at (800) 999-7269 or on the Internet at www.computershare.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Richard J. Morrison, Corporate Secretary, Eversource Energy, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-voting on the Internet or by telephone until 11:59 p.m. Eastern Time on April 28, 2015; or

•	Attending the Annual Meeting and voting in person.

If you are a participant in the Northeast Utilities Service Company 401K Plan, you can revoke your proxy card and change your vote by re-voting on the Internet or by telephone until 11:59 p.m. Eastern Time on April 26, 2015.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails,

8	2015 Proxy Statement

PROXY STATEMENT

proxies may be solicited by telephone or electronic mail, by officers or employees of Eversource Energy or its affiliate, Northeast Utilities Service Company, who will not be specially compensated for such activities, and by employees of Computershare Investor Services, our Transfer Agent and Registrar. We have also retained D.F. King & Co., a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $9,500, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding common shares in their names or in the name of their nominees, which are beneficially owned by others as of March 2, 2015, to send proxy materials to and obtain voting instructions from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO PROXY MATERIALS INSTEAD OF RECEIVING PAPER COPIES BY MAIL?

A:	This proxy statement is available on our website at www.eversource.com/content/general/about/investors/sec-filings and our 2014 Annual Report are available on our website at www.eversource.com/content/general/about/investors/annual-reports. You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by visiting www.computershare.com/investor and following the instructions. You will need to login to your account or create a login to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker, bank or nominee.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.

Q:	WHERE CAN I GET A COPY OF THE EVERSOURCE ENERGY ANNUAL REPORT?

A:	If you were a shareholder of record on March 2, 2015 and received paper copies of the proxy materials, you should have received a paper copy of our Annual Report for the year ended December 31, 2014. If you would like a copy of our Annual Report on Form 10-K filed with the SEC, you can access it on our website at www.eversource.com/Content/general/about/investors/sec-filings or you may request it from the Corporate Secretary’s office at the following address and we will send it to you free of charge:

Richard J. Morrison Corporate Secretary Eversource Energy Post Office Box 270 Hartford, Connecticut 06141-0270

2015 Proxy Statement	9

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Eversource Energy. The Board currently consists of 13 Trustees, only one of whom, Thomas J. May, our Chairman of the Board, President and Chief Executive Officer, is a member of management.

Twelve Trustees have been nominated for reelection as Trustees at the Annual Meeting to hold office until the next annual meeting and until the succeeding Board of Trustees has been elected, and until at least a majority of the succeeding Board is qualified to act. Unless you specify otherwise, the enclosed proxy will be voted to elect the 12 nominees named on pages 10-16 as Trustees.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 12 nominees. Mr. Richard H. Booth is retiring from the Board as of the date of the 2015 Annual Meeting of Shareholders. The Company thanks Mr. Booth for his many years of excellent, dedicated service to the Company and for the superior leadership and guidance he provided. In accordance with the Eversource

Energy Declaration of Trust, the shareholders fixed the number of Trustees at 14 in 2011, so there are two vacancies on the Board.

Set forth below and on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience, including the nominee’s particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should continue to serve as a Trustee. See the Trustees’ biographies below and the section captioned “Selection of Trustees” beginning on page 22. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of a quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

John S. Clarkeson, 72

Trustee since 2008.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007. He is a director of the Cabot Corporation, a director of the National Bureau of Economic Research, a former trustee of the Educational Testing Service, a trustee emeritus of the Massachusetts General Physicians Organization, Inc., and a member of the INSEAD Advisory Council. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

Mr. Clarkeson has significant senior executive level experience in business and management through his service as Chairman and Chief Executive Officer of The Boston Consulting Group, as well as his service as a director of Cabot Corporation, where he chairs the Corporate Governance and Nominating Committee and serves on the Compensation and Executive Committees. He has served on the boards of directors of numerous companies. He also has experience in budgeting, capital and financial markets, credit markets, and risk assessment. Based on these skills and qualifications, the Board of Trustees determined that Mr. Clarkeson should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Cotton M. Cleveland, 62

Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a director of The National Grange Mutual Insurance Company and Ledyard National Bank, and was the founding Executive Director of the state-wide Leadership New Hampshire program. She was elected and served as the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct from 2000 to 2010. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics. She is a certified and practicing Court Appointed Special Advocate/Guardian ad Litem (casa/gal) volunteer for abused and neglected children.

Ms. Cleveland founded and serves as President of her own consulting firm. She has experience serving on the boards of directors of numerous companies. She also benefits from her policy-making level experience in education at the university level as the Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire. In addition, she has policy-making level experience in financial and capital markets as a result of her service as a director of Ledyard National Bank and Bank of Ireland. Based on her skills and experience, combined with her ties to the State of New Hampshire, the Board of Trustees determined that Ms. Cleveland should continue to serve as a Trustee.

Sanford Cloud, Jr., 70

Lead Trustee since 2012;
Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud served as past President and Chief Executive Officer of the National Conference for Community and Justice from 1994 to 2004, was a former partner at the law firm of Robinson and Cole from 1993 to 1994, and served for two terms as a state senator of Connecticut. Mr. Cloud has served as a director of The Phoenix Companies, Inc. since 2001 and is currently a director of Ironwood Mezzanine Fund, L.P. He is also a director of the MetroHartford Alliance, Inc., and Chairman of The Connecticut Health Foundation and the University of Connecticut Health Center. In addition, Mr. Cloud is a member of the Board of Trustees of the University of Connecticut and serves as director of its Thomas J. Dodd Center for Human Rights. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

Mr. Cloud has significant policy-making level experience in business and financial affairs as a director of several publicly traded companies. He has served on the boards of directors of numerous companies. Combined with his practice as a law firm partner, his experience as a Connecticut state senator, and his significant ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Cloud should continue to serve as a Trustee.

2015 Proxy Statement	11

PROPOSAL 1: ELECTION OF TRUSTEES

James S. DiStasio, 67

Trustee since 2012.

Mr. DiStasio served as Senior Vice Chairman and Americas Chief Operating Officer at Ernst & Young, a registered public accounting firm, from 2003 until his retirement in 2007. Mr. DiStasio joined Ernst & Young in 1969 and became a partner in 1977. He has served as a director of EMC Corporation since 2010. He served as a trustee of NSTAR from 2009 until the closing of the NSTAR merger. He previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley and as a trustee of each of Catholic Charities of Boston, the Boston Public Library Foundation and the Wang Center for the Performing Arts. Mr. DiStasio received a bachelor’s degree in Accounting from the University of Illinois at Chicago.

Mr. DiStasio has significant experience overseeing the accounting and financial reporting processes of major public companies, derived from his service as a senior executive at one of the largest public accounting firms in the world. In his position of Senior Vice Chairman and Americas Chief Operating Officer, Mr. DiStasio also acquired important management and leadership skills that provide additional value and support to the Board. He has served on several boards of directors. Based on his skills and experience, the Board of Trustees determined that Mr. DiStasio should continue to serve as a Trustee.

Francis A. Doyle, 66

Trustee since 2012.

Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, whose businesses produce metal components and related supplies for the automotive, power, mining, appliance, office and farm equipment industries since 2001. Prior to that, he was Vice Chairman of PricewaterhouseCoopers LLP, where he was Global Technology Leader and a member of the firm’s Global Leadership Team. Mr. Doyle became a Trustee at the closing of the NSTAR merger. He has served as a director and Chairman of the audit committee and a member of the executive committee of each of Tempur Sealy International, Inc. and Liberty Mutual Holding Company, Inc. since 2003. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group, where he was a member of the executive committee and chaired the compensation committee, as a trustee of the Joslin Diabetes Center, where he chaired the finance committee, and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College.

Mr. Doyle has significant financial accounting and financial reporting experience and an in-depth understanding of finance and capital markets through his years at PricewaterhouseCoopers. He also has extensive senior management experience as the President and Chief Executive Officer of a global manufacturer. Mr. Doyle has served on the boards of directors of numerous companies and on several committees of the Boards. Based on his qualifications and experience, the Board of Trustees determined that Mr. Doyle should continue to serve as a Trustee.

12	2015 Proxy Statement

PROPOSAL 1: ELECTION OF TRUSTEES

Charles K. Gifford, 72

Trustee since 2012.

Mr. Gifford has served as the Chairman Emeritus of Bank of America Corporation, a bank holding company, since his retirement as Chairman in 2005. He is also a Director of Bank of America Corporation. He has served as a director of CBS Corporation since 2006. From 2007 through 2012, Mr. Gifford served as a director of NYSE Group Trust I, established as part of the creation of NYSE Euronext and charged with remedying certain significant and unforeseen effects in the application of U.S. or European regulation and legislation on markets operated by NYSE Euronext subsidiaries. He served as trustee of NSTAR from 1999 until the closing of the NSTAR merger. He is the chairman of the BPE (formerly Boston Plan for Excellence) and was the founding chairman of the United Way of Massachusetts Bay’s “Success By 6” initiative. He serves on the boards of several nonprofit organizations, including The General Hospital Corporation, Massachusetts General Hospital, Partners Health Care System, Inc., Dana Farber/Partners Cancer Care, Red Sox Foundation, Northeastern University, and Nantucket Cottage Hospital, and is an Honorary Life Overseer at the Boston Children’s Hospital. He is an honorary director of the Greater Boston Chamber of Commerce. Mr. Gifford received a B.A. from Princeton University.

Mr. Gifford, through a career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive, credit, governance and nominating, compensation, and audit committees, as well as his previous service as Lead Trustee of NSTAR, provides valuable contributions to the Board in implementing good corporate governance. Based on his qualifications and experience, the Board of Trustees determined that Mr. Gifford should continue to serve as a Trustee.

Paul A. La Camera, 72

Trustee since 2012.

Mr. La Camera has served as the Administrator of Public Radio for WBUR, the National Public Radio news station in Boston, Boston University since 2011. Previously, Mr. La Camera served as General Manager of WBUR from 2005 until 2010 and as the President and General Manager of WCVB-TV Channel 5 Boston from 1993 to 2005. He served as a trustee of NSTAR from 1999 until the closing of the NSTAR merger. He serves on the board of the Boston Foundation and as a trustee of the Boston Public Library. Mr. La Camera is a graduate of the College of Holy Cross, where he served as a trustee for eight years. He received Masters Degrees in Journalism and Urban Studies from Boston University and an M.B.A. from Boston College.

Mr. La Camera served for more than 40 years as an executive in the local television and radio broadcast industry. In addition to his experience in operating regulated broadcast businesses and the important perspective that his career in broadcast journalism provides, Mr. La Camera brings extensive organizational and leadership skills to the Board, along with his link to the NSTAR customer community through his substantial non-profit board service. Based on his qualifications and experience, the Board of Trustees determined that Mr. La Camera should continue to serve as a Trustee.

2015 Proxy Statement	13

PROPOSAL 1: ELECTION OF TRUSTEES

Kenneth R. Leibler, 66

Trustee since 2006.

Mr. Leibler has served as a Trustee of The Putnam Mutual Funds since 2006 and the Chair of the Audit and Compliance Committee since 2012. He has served as a Trustee of Beth Israel Deaconess Medical Center since 2006, and as Vice Chairman of Beth Israel Medical Center from 2009 to 2012. He is also a director of Beth Israel Deaconess Care Organization, an accountable care group owned jointly by Beth Israel Deaconess Medical Center and its affiliated physicians network. He is a founding partner of the Boston Options Exchange and served as its Chairman from 2004 to February 2007. He is a past Vice Chairman of the Board of Directors of ISO New England, Inc., the independent operator of New England’s bulk electric transmission system, where he served until 2006. He also served as a director of The Ruder Finn Group from 2005 to 2010. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

Mr. Leibler has considerable senior executive level experience in business and management, including experience in financial markets and risk assessment, as the former Chairman of the Boston Options Exchange, former Chairman and CEO of the Boston Stock Exchange, and former President, Chief Operating Officer and Chief Financial Officer of the American Stock Exchange, as well as through his current service as a Trustee of The Putnam Mutual Funds, where he recently became chair of the Audit and Compliance Committee and serves on the pricing, distributions, investment oversight, and investment oversight coordinating committees. He also has policy-making level experience in the electric utility industry through his service as the Vice Chairman of ISO New England. Based on these qualifications, the Board of Trustees determined that Mr. Leibler should continue to serve as a Trustee.

Thomas J. May, 67

Trustee since 2012.

Mr. May has served as Chairman of the Board of Eversource Energy since October 10, 2013 and as President and Chief Executive Officer and a Trustee since the closing of the NSTAR merger in April 2012. He has also served as the Chairman and a director of each of The Connecticut Light and Power Company, NSTAR Electric Company, NSTAR Gas Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since the closing of the merger. Previously, Mr. May served as Chairman, President and Chief Executive Officer and a Trustee of NSTAR and its predecessor Boston Edison Company from 1994 until the closing of the merger. Mr. May has served as a director of Bank of America Corporation since 2004 and a director of Liberty Mutual Holding Company, Inc. since 2002. He is Chair of the Board of Trustees of Stonehill College, a member of the Executive Committee of the Board of Directors of the Boston Chamber of Commerce, a member of the Board of Trustees of Dana Farber Cancer Institute and a member of the Board of The John F. Kennedy Library Foundation. Mr. May received a bachelor’s degree in business administration from Stonehill College and a M.S. in Finance from Bentley College. He is also a graduate of the Harvard Business School’s Advanced Management Program.

Mr. May is the Chairman, President and Chief Executive Officer of the Company. His extensive experience in the energy industry and diverse financial, operations and management skills provide the necessary background to lead the Company. Mr. May represents management on the Board as the sole management Trustee. Based on these skills and experiences, the Board of Trustees determined that Mr. May should continue to serve as a Trustee.

14	2015 Proxy Statement

PROPOSAL 1: ELECTION OF TRUSTEES

William C. Van Faasen, 66

Trustee since 2012.

Mr. Van Faasen served as Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. (BCBSMA), a health care services provider, from 1992 until his retirement in 2007. He is currently Chairman Emeritus of BCBSMA and also served as interim Chief Executive Officer in 2010. He has served as a director of Liberty Mutual Holding Company, Inc. since 2002 and as Lead Director since April 2012. He served as a director of IMS Health, Inc. from 1996 to 2010 and as Lead Director from 2006 to 2010. He also served as a director of PolyMedica Corporation from 2005 to 2008. Mr. Van Faasen served as a trustee of NSTAR from 2002 until the completion of the NSTAR merger. He is an honorary director of the Greater Boston Chamber of Commerce and previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley. Mr. Van Faasen received a B.A. from Hope College and an M.B.A. from Michigan State University.

Mr. Van Faasen brings to the Board extensive management, leadership, and financial experience as a result of leading a large company in a regulated industry. He also brings in-depth experience and insight as a director of several public companies, including service as a lead director. Based on his qualifications and experience, the Board of Trustees determined that Mr. Van Faasen should continue to serve as a Trustee.

Frederica M. Williams, 56

Trustee since 2012.

Ms. Williams has served as the President and Chief Executive Officer of Whittier Street Health Center in Boston, an urban community health care facility serving residents of Boston and surrounding communities, since 2002. Prior to joining Whittier, she served as the Senior Vice President of Administration and Finance and Chief Financial Officer of the Dimock Center, a large health care and human services facility in Boston. She was elected as a trustee of NSTAR in March 2012 and served as a trustee until the completion of the NSTAR merger. Ms. Williams is a member of the Board of Trustees of Dana Farber Cancer Institute, the Massachusetts League of Community Health Centers and Boston Health Net. She is a Fellow of the National Association of Corporate Directors, a member of the Massachusetts Women’s Forum, International Women’s Forum and Women Business Leaders of the U.S. Health Care Industry Foundation. Ms. Williams attended the London School of Accountancy, passed the examinations of the Institute of Chartered Secretaries and Financial Administrators, (United Kingdom) (ICSA) and of the Institute of Administrative Management (United Kingdom), with distinction, and was elected a Fellow of the ICSA in 2000. She obtained a graduate certificate in Administration and Management from the Harvard University Extension School and an M.B.A. with a concentration in Finance from Anna Maria College in Paxton, Massachusetts.

Ms. Williams has more than 20 years of experience in a heavily regulated industry and has served as the President and Chief Executive Officer of Whittier Street Health Center, a national model for providing equitable access to high quality and cost effective health care, for more than ten years. She also has significant experience serving on numerous boards and advisory boards. Based on her qualifications and experience, the Board of Trustees determined that Ms. Williams should continue to serve as a Trustee.

2015 Proxy Statement	15

PROPOSAL 1: ELECTION OF TRUSTEES

Dennis R. Wraase, 70

Trustee since 2010.

Mr. Wraase served as Chairman of the Board, Chief Executive Officer and a director of Pepco Holdings, Inc. (PHI), an energy delivery company in the mid-Atlantic region, until his retirement in June 2009. He was elected Chairman of PHI in 2004, became Chief Executive Officer in 2003 and served as a director since 1998. He previously served as the President of PHI from 2001 to 2008 and Chief Operating Officer from 2002 to 2003. He is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants. Mr. Wraase currently serves as the Executive-In-Residence at the Center for Social Value Creation at the Robert H. Smith School of Business, University of Maryland. He is also currently a director and Chairman of the University of

Maryland System Foundation. Mr. Wraase previously served as a director of the Edison Electric Institute, The Association of Edison Illuminating Companies and the Institute for Electric Efficiency, and as the President of the Southeastern Electric Exchange. Mr. Wraase received a B.S. in Accounting from the University of Maryland and an M.S. in Business Financial Management from The George Washington University.

Mr. Wraase brings to the Company considerable utility industry knowledge and experience gained through his career of service at PHI. He has significant policy-making level experience in the heavily regulated industry as well as in the capital and financial markets, credit markets, financial reporting and accounting, and risk assessment. He is also a certified public accountant. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Wraase should continue to serve as a Trustee.

16	2015 Proxy Statement

GOVERNANCE OF EVERSOURCE ENERGY

Board’s Leadership Structure

Our Chief Executive Officer, Thomas J. May, is Chairman of the Board. Our Board believes that it is in the best interests of the Company to have Mr. May serve as both Chairman and Chief Executive Officer and that combining the Chairman and Chief Executive Officer positions under the strong leadership of Mr. May will continue to serve to benefit all stakeholders. Prior to the NSTAR merger, Mr. May served as Chairman and Chief Executive Officer of both NSTAR and Boston Edison Company and successfully led those companies to reach very high levels of financial and operational performance during that time. Combining the roles of Chairman and Chief Executive Officer in Mr. May, with Mr.  Cloud continuing to serve as Lead Trustee, creates clear and unambiguous authority, which the Board believes is essential to effective management, particularly during the continued implementation of the merger. While the combined Chairman/Chief Executive Officer model has proved to be an effective model under Mr. May’s leadership, the Board will reassess this governance structure from time to time as appropriate.

As Lead Trustee, Mr. Cloud presides at executive sessions of the independent Trustees; facilitates communication between the Chief Executive Officer and the Board members; participates with the Compensation Committee in its evaluation of the Chief Executive Officer; and provides ongoing information to the Chief Executive Officer about his or her performance.

Evaluation of Board and Trustee Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Trustees. The Committee assesses the Board’s contribution as a whole and identifies areas in which the Board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the Board and its Committees. In addition, each Committee, other than the

Executive Committee, conducts an annual self-evaluation. Our Board annually reviews the individual performance and qualifications of each Trustee who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the Board regarding nominees for election as Trustees. These mechanisms also provide the Board with opportunities to discuss tenure and Board refreshment.

Board’s Oversight of Risk

The Board of Trustees, both as a whole and through its Committees, is responsible for the oversight of the Company’s risk management processes. The Board believes that this approach is appropriate to carry out its risk oversight responsibilities and is in the best interests of the Company and its shareholders. Each year, the Board evaluates its risk assessment function as part of its Board evaluation process.

As set forth below, each Committee reviews management’s assessment of risk for that Committee’s respective area of responsibility. Each Committee member has expertise on risks relative to the nature of the Committee on which he or she sits. With each Committee Chair reporting on risk issues as part of the Committee reports made to the Board following each Committee meeting, the entire Board is able to discuss risk related issues, assess their implications and provide oversight on appropriate actions for management to take. All Board Committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company.

The Board of Trustees and the Finance Committee annually review the Company’s comprehensive operating and strategic plans. The operating plan consists of the goals and objectives for the year, key performance indicators and financial forecasts. The strategic plan consists of long-term corporate goals and objectives, specific strategies to achieve those goals, and action plans designed to implement each strategy. The Enterprise Risk Management (ERM) process is integrated with the annual operating and strategic planning processes. The top enterprise-wide financial risks are identified during the development of the annual operating plan, and are tracked throughout the year. Enterprise strategic risks are identified and presented to the Board of Trustees during development of the long-term strategic plans. Detailed risk mitigation plans for the principal enterprise-wide risks are updated periodically and presented to the Finance Committee.

The Finance Committee is responsible for oversight of the Company’s ERM program and enterprise-wide risks as well as specific risks associated with insurance, credit, financing and pension investments. Our ERM program involves the application of a well-defined, enterprise-wide methodology designed to allow our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company. The ERM program is integrated with other assurance functions throughout the Company including Compliance, Auditing and Insurance to ensure appropriate coverage of risks that could impact the Company.

2015 Proxy Statement	17

GOVERNANCE OF EVERSOURCE ENERGY

In addition to known risks, ERM identifies emerging risks to the Company through participation in industry groups, discussions with management and in consultation with outside advisors. Our management then analyzes risks to determine materiality, likelihood and impact, and develops mitigation strategies. Management broadly considers our business model, the utility industry, the global economy and the current environment to identify risks. The findings of this process are discussed with the Finance Committee or the full Board, as appropriate, including reporting on how these issues are being measured and managed.

In addition to the regularly scheduled reports by ERM of all of the Company’s enterprise-wide risks and the results of the ERM Program, management reports periodically to both the Board of Trustees and the Finance Committee in depth on specific top enterprise risks at the Company. The ERM Group also reports regularly to the Finance Committee on the activities of the Company’s Risk Committee. The Risk Committee consists of senior officers of the Company, and is responsible for ensuring that the Company is managing its principal enterprise-wide risks, as well as other key risk areas such as environmental, information technology, compliance and business continuity.

In addition, each Board Committee oversees risks within its area of responsibility. For example, the Audit Committee is responsible for the oversight of the integrity of the financial statements, including oversight of the guidelines, policies and controls that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Corporate Governance Committee is responsible for the oversight of compliance with various governance regulations as required by the SEC, the New York Stock Exchange (NYSE) and other regulators. The General Counsel reports annually to each of the Committees on any changes in regulations and best practices as part of the annual review of Committee charters and the Board’s Corporate Governance Guidelines. The Board of Trustees administers its compensation risk oversight function primarily through its Compensation Committee. The process by which the Board and the Compensation Committee oversee executive compensation risk is described in greater detail on page 32 within the Compensation and Discussion Analysis.

Board Committees and Responsibilities

The Board of Trustees has five standing committees: Audit, Compensation, Corporate Governance, Executive and Finance. The Corporate Governance Committee performs the functions of a nominating committee. None of the committee members in 2014 was employed by Eversource Energy or its subsidiaries except for Mr. May, who is Chair of the Executive Committee. The Board has adopted a written charter for each standing committee as well as written Corporate Governance Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the Internet addresses appearing in the committee descriptions below. Copies of these documents are available to any shareholder upon written request to our Corporate Secretary at the address set forth on page 9 of this proxy statement. The functions of these committees are described in the paragraphs following the table.

The table below shows the current committee membership:

Board Committees

Corporate
Trustee	Audit	Compensation	Governance	Executive	Finance
R. H. Booth	C			M	M
J. S. Clarkeson	M	M
C. M. Cleveland			M		M
S. Cloud, Jr.*		M	C	M
J. S. DiStasio		M		M	C
F. A. Doyle	M		M
C. K. Gifford		C	M	M
P. A. La Camera			M		M
K. R. Leibler	M				M
T. J. May				C
W. C. Van Faasen	M	M
F. M. Williams	M				M
D. R. Wraase		M	M

C:	Committee Chair
M:	Committee Member
*	Lead Trustee

18	2015 Proxy Statement

GOVERNANCE OF EVERSOURCE ENERGY

Audit Committee

The Audit Committee consists of Mr. Booth (Chair), Mr. Clarkeson, Mr. Doyle, Mr. Leibler, Mr. Van Faasen and Ms.  Williams. The Audit Committee meets independently with the internal and independent registered public accounting firm of Eversource Energy and its subsidiaries and with management at least quarterly. Following each Committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the independent registered public accounting firm’s activities, procedures and recommendations to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Committee also discusses the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Audit

Committee has the sole authority to select and replace the independent registered public accounting firm and is directly responsible for their compensation and oversight of their work. Each member of the Audit Committee meets the financial literacy requirements of the NYSE and the SEC. The Board has affirmatively determined that Mr. Booth is an “audit committee financial expert,” as defined by the SEC. The Board will designate a financial expert at the April 29, 2015 meeting of the Board to replace Mr. Booth, who is retiring from the Board. Each member of the Audit Committee meets the independence requirements of the NYSE, SEC and our Corporate Governance Guidelines. No member of the Audit Committee is employed by Eversource Energy or its subsidiaries. A copy of the Committee’s charter is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-committee-charters/audit-committee. The Audit Committee met five times during 2014.

Compensation Committee

The Compensation Committee consists of Mr. Clarkeson, Mr. Cloud, Mr. DiStasio, Mr. Gifford (Chair), Mr. Van Faasen and Mr. Wraase. The Compensation Committee is responsible for the compensation and benefits programs for all executive officers of Eversource Energy and has overall authority to establish and interpret our executive compensation programs. The Committee reviews our executive compensation strategy, evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors, and makes compensation related decisions based upon Company and executive performance. The Committee has the sole authority to select and retain experts and consultants in the field of executive compensation to provide advice to the Committee with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and recommends to the Board of Trustees the compensation of the non-employee members of the Board.

In carrying out its charter responsibilities, the Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and, with the participation of the Lead Trustee and subject to the further review and approval of the independent Trustees, evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes performance criteria for the Chief Executive Officer and approves the Chief Executive Officer’s total compensation based on the annual evaluation, subject to further approval by the independent Trustees. In addition, in collaboration with the Chief Executive Officer, the Committee oversees the evaluation of those executive officers reporting directly to the Chief Executive Officer, and it engages in the succession planning process for the Chief Executive Officer and other officers.

The Compensation Committee has retained Pay Governance LLC to provide compensation consulting services. Pay Governance LLC has been engaged to perform work only for the Compensation Committee, and as noted in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has determined that Pay Governance LLC is independent and that no conflict of interest exists that would prevent Pay Governance LLC from independently advising the Committee.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. The Compensation Committee has not delegated any of its responsibilities to any other persons. The Board has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the NYSE and the SEC, and our Corporate Governance Guidelines. No member of the Compensation Committee is employed by Eversource Energy or its subsidiaries. A copy of the Compensation Committee’s charter is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-committee-charters/compensation-committee. The Compensation Committee met five times during 2014. The Compensation Committee reports to the full Board following each Committee meeting.

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GOVERNANCE OF EVERSOURCE ENERGY

Corporate Governance Committee

The Corporate Governance Committee consists of Ms.  Cleveland, Mr. Cloud (Chair), Mr. Doyle, Mr. Gifford, Mr. La Camera and Mr. Wraase. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees and identifying and recommending prospective Board candidates. The Corporate Governance Committee annually reviews the qualifications of the Trustees, recommends nominees for election to the Board and for appointment to Board Committees, and annually recommends to the Board the Lead Trustee, Chairman of the Board and individuals for election as officers of the Company. In addition, the

Corporate Governance Committee evaluates the performance of the Board and its committees. Following each meeting the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Eversource Energy or its subsidiaries. The Board of Trustees has determined that each member of the Corporate Governance Committee meets the independence requirements of the NYSE and the SEC, and our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-committee-charters/corporate-governance. The Corporate Governance Committee met four times during 2014.

Executive Committee

The Executive Committee consists of Mr. Booth, Mr. Cloud, Mr. DiStasio, Mr. Gifford and Mr. May (Chair). The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-committee-charters/executive. The Executive Committee met once during 2014.

Finance Committee

The Finance Committee consists of Mr. Booth, Ms. Cleveland, Mr. DiStasio (Chair), Mr. La Camera, Mr.  Leibler and Ms. Williams. The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Eversource Energy and its subsidiaries. The Finance Committee reviews the Company’s plans and actions to assure liquidity; proposed financing programs; plans and recommendations regarding common share repurchase programs, early extinguishment and refunding of debt and preferred stock obligations; and other proposals that modify the Company’s capital structure. The Finance Committee is responsible for reviewing the Company’s Enterprise Risk Program, including practices to monitor and mitigate risk exposures, as further described above under the caption “Board’s Oversight of Risk.” The

Finance Committee is also responsible for reviewing the Company’s dividend policy and recommending to the Board the dividend on the Company’s common shares as well as for reviewing new business ventures and initiatives which may result in substantial expenditures, commitments and exposures. In addition, the Finance Committee conducts an annual review of insurance coverages and trends, and pension plan performance. Following each meeting the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Eversource Energy or its subsidiaries. A copy of the Committee’s charter is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-committee-charters/finance. The Finance Committee met three times during 2014.

Meetings of the Board and its Committees

In 2014, the Board of Trustees held seven meetings, three of which included an executive session attended only by the independent Trustees participating in the meeting, and the Board and the Committees held a total of 25 meetings. All Trustees attended all meetings of the Board and Committees on which they sit except for two Trustees, who each missed one day of Committee and Board meetings. In 2014, all Trustees attended the Annual Meeting of Shareholders held on May 1, 2014. Our Trustees are expected to attend our Annual Meetings of Shareholder, but we do not have a formal policy addressing this subject.

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GOVERNANCE OF EVERSOURCE ENERGY

Environmental and Sustainability

Eversource Energy is committed to environmental leadership by responsibly conducting business in a manner that protects and enhances the environment and fosters environmental stewardship and sustainable business practices. The Company maintains accountability for environmental initiatives by setting measurable objectives and targets that promote continuous improvement and transparency by reporting our environmental performance. We have established a systematic approach to help protect the environment and advance clean energy solutions for our customers through energy efficiency and conservation programs, efficient operating practices, affordable renewable or low-emission energy sources (such as hydro, solar and wind), smart grid initiatives, and consumer education. In 2014, Eversource Energy’s operating companies invested $475 million in energy efficiency programs across three states, and customer savings from energy efficiency programs exceeded aggressive 2014 internal and statewide savings targets.

Our strategies to facilitate achievement of greenhouse gas reduction targets include reducing traditional end-use energy consumption, adding renewables to the energy mix, expanding distribution of natural gas, and using electricity or natural gas for emerging end uses such as transportation. We do business in Connecticut, New Hampshire and Massachusetts. Each of these states is a member of the Regional Greenhouse Gas Initiative (RGGI), a cooperative effort by nine northeastern and mid-Atlantic states to develop a regional program for stabilizing and reducing carbon dioxide (CO2) emissions from coal-fired and oil-fired electric generating plants. Regulated power plants were required to hold CO2 allowances equal to their CO2 emissions to satisfy RGGI requirements at the conclusion of a three-year compliance period that ended on December 31, 2014. Because CO2 allowances issued by a participating state may be used in all nine RGGI state programs, the individual state CO2 trading programs, in the aggregate, form one regional compliance market for CO2 emissions.

Eversource Energy owns and operates electric generation facilities in New Hampshire. Our Merrimack Station facility has been upgraded with addition of a mercury and sulfur dioxide scrubber system. The plant today meets or exceeds all environmental regulations and is one of the cleanest coal-fired power plants in the nation. Public Service Company of New Hampshire satisfied its RGGI requirements for Merrimack Station and other facilities by purchasing CO2 allowances at auction or in the secondary market. Emissions from our Northern Wood Power Project, which uses wood chips and other clean, low-grade wood materials for fuel, constitute an offset for CO2 allowances. None of our other subsidiaries currently owns any fossil-fuel generating assets. Western Massachusetts Electric Company owns and operates

8 megawatts of solar photovoltaic facilities that do not emit CO2. As a result, none of our other subsidiaries is required to acquire CO2 allowances.

Each of the states in which we do business also has Renewable Portfolio Standards (RPS) requirements, which generally require fixed percentages of our energy supply to come from renewable energy sources such as solar, hydropower, landfill gas, fuel cells and other similar sources. We comply with all RPS requirements.

Eversource Energy’s transmission program has achieved national recognition as an industry leader in the design and construction of electric transmission projects. Since 2001, we have sited and built complex and varied projects in densely populated, congested areas in our service territory, including combination overhead/underground projects and undersea cables. These projects have enhanced the reliability of the electric grid, eased congestion, and helped to provide greater access to new, environmentally-friendly renewable power sources. Over the next four years, Eversource Energy plans to invest approximately $3.9 billion in projects and upgrades to modernize our electric transmission system and meet the region’s growing energy needs. A more reliable, more efficient electric grid will provide New England with the infrastructure that is critical to the region’s economic health.

Our natural gas utilities in Connecticut and Massachusetts have adopted natural gas expansion initiatives designed to increase the number of new gas heating customers, as well as to provide those persons and businesses that currently heat with fuel oil and electricity with an opportunity to convert to natural gas. Heating with natural gas reduces customers’ annual costs due to increased efficiency and lower fuel prices. Burning natural gas reduces greenhouse gas emissions because natural gas emits about 27 percent less carbon than fuel oil when used for space heating. Gas expansion is also expected to create thousands of new jobs.

In September 2014, we and Spectra Energy Corp announced details of the Access Northeast project, designed to reliably meet growing demand for natural gas in New England while providing environmental and economic benefits to the region. This project will help deliver increased, guaranteed daily supplies of natural gas to consumers, as well as enhanced service on peak days for strategic natural gas-fueled electric generation plants, to address New England’s reliability concerns and reduce costs paid by the region’s electric and gas consumers. The gas pipeline expansion project will enhance the Algonquin and Maritimes pipeline systems, using existing routes to minimize effects on communities, landowners and the environment. The project will be scalable to meet growing needs by expanding access to clean, abundant and affordable natural gas, and will be

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GOVERNANCE OF EVERSOURCE ENERGY

capable of reliably delivering in excess of one billion cubic feet of natural gas per day to serve the region’s most efficient power plants and meet increasing demand from heating customers. In February 2015, we, Spectra and National Grid announced the addition of National Grid as a co-developer of Access Northeast. We are also increasing our investment in a new natural gas distribution network which will reduce New England’s dependence on oil heat and reduce methane leakage from older pipes.

The Company has been a member of Ceres since 1999, and continuously engages with industry groups, advocates and shareholders on our environmental and sustainability efforts. For additional information on these initiatives and our progress to date, you can access the Company’s comprehensive 2014 sustainability report, Responsible Energy, through the Company’s website at www.eversource.com/Content/docs/default-source/pdfs/responsible-energy-2014.pdf.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become a Trustee and to recommend to the Board a slate of Trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering Trustee candidates.

Applying these criteria, the Corporate Governance Committee considers Trustee candidates suggested by its members as well as by management and shareholders. As part of the annual nomination process, the Corporate Governance Committee reviews the qualifications, experience, attributes and skills of each nominee for Trustee, including currently serving Trustees, under the Corporate Governance Guidelines and reports its findings to the Board. At its February 3, 2015 meeting, the Committee determined that each Trustee possesses the highest personal and professional ethics, integrity and values, and each Trustee remains committed to representing the long-term interests of our shareholders. The Committee’s review also focused on each Trustee’s experience at policy-making levels in business, government, education, community and charitable organizations, and other areas relevant to our business activities, as described below. Based on this review, the Committee advised the Board on February 3, 2015 that each of the Trustees was qualified to serve on the Board under the Corporate Governance Guidelines.

Business, Management and Finance. The Board values significant business and management experience at the highest levels, including experience in heavily regulated industries. Many of our Trustees have served as chief executive officers and/or chief financial officers and have served on the boards of directors of numerous companies. In addition, the vast majority of our ongoing capital program is expected to be funded through cash flows provided by operating activities as well as new debt issuances and, less frequently, equity issuances. As a result, the Board highly values policy-making level experience in, and understanding of, capital and financial markets, accounting and financial reporting, credit markets, and risk assessment.

Regulatory. Each of our utility subsidiaries is regulated in virtually all aspects of its business by various federal and state agencies, including the SEC, the Federal Energy Regulatory Commission, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each subsidiary operates. Accordingly, the Board considers policy-making level experience in a heavily regulated industry to be important.

Education/Community and Charitable Organizations. The Board also supports and encourages educational opportunities, community involvement and development, and philanthropic goals and activities. The Eversource Energy Foundation, Inc. was established in 1998 to focus on our community investments and to provide grants to our nonprofit community partners. Consistent with our business strategy and core values, the Foundation invests primarily in projects that address issues of economic and community development and the environment. Each Trustee has experience in one or more community or charitable organizations.

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SELECTION OF TRUSTEES

Other Areas Relevant to Our Business Activities. We operate New England’s largest energy delivery system in three different states. Because a majority of our Trustees also reside in our service territory, they not only have ties to local communities, but they understand our customers’ needs.

Diversity. In accordance with our Corporate Governance Guidelines, in addition to diverse business and other experience described above, the Corporate Governance Committee seeks diversity in gender, ethnicity and personal background when considering Trustee candidates. Diverse thoughts and views emanating from different backgrounds, life experiences, career experiences and skills are critical to a well-functioning Board and essential to embracing opportunities and confronting challenges in the future. To ensure the success of our business strategy, the Board of Trustees strives to identify and pursue Trustee candidates with diverse skills, knowledge, background and experience that complement the skills, knowledge and experience of our current Trustees.

Shareholders wishing to suggest potential candidates for membership on the Board of Trustees may address such information, in writing, to our Corporate Secretary at the mailing address set forth previously on page 9 of this proxy statement. The communication must identify the writer as a shareholder of the Company and provide sufficient detail for the Corporate Governance Committee to consider the individual’s qualifications.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the NYSE. The Corporate Governance Guidelines are available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/guidelines. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/board-independence-guidelines.

The Corporate Governance Committee conducts an annual review of the independence of the members of the Board, including all nominees, and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Eversource Energy, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Eversource Energy’s charitable donations to organizations where the Trustees or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each Trustee and (a)  our senior management and (b) our independent registered public accounting firm. The Committee determined that none of these relationships was material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that the utility operating company subsidiaries of Eversource Energy provide electric service or natural gas service to the residences of Trustees and/or companies at which some of the Trustees were directors or executive officers. These utility services are provided in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission and available to all similar customers of the utility. The Board determined that relationships that exist solely due to an individual or entity purchasing electric service or natural gas service from any of the utility operating company subsidiaries of Eversource Energy in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission, were not material to the Trustees or likely to impair the independence of any of the Trustees.

On February 3, 2015, based on the recommendation of the Corporate Governance Committee following its review, the Board of Trustees affirmatively determined that each of the Trustees, with the exception of Mr. May, our Chairman of the Board, President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit and Compensation Committees) set forth in the current listing standards and rules of the NYSE and the SEC, and under our Corporate Governance Guidelines.

2015 Proxy Statement	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees has adopted a Related Party Transactions Policy, which is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Eversource Energy or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any proposed Related Party Transaction. The Corporate

Governance Committee recommends to the Board of Trustees for approval only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Code of Business Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction. The Corporate Governance Committee determined at its February 3, 2015 meeting that there were no Related Party Transactions in 2014.

THE CODE OF ETHICS AND THE CODE OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer  and Controller) and a Code of Business Conduct which  is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Eversource Energy and its subsidiaries. The Code of Ethics is available on our website at www.eversource.com/Content/general/about/investors/corporate-governance/code-of-ethics-for-senior-financial-officers and our Code of Business

Conduct are available on our website at www.eversource.com/Content/docs/default-source/Investors/code_of_business_conduct.pdf You may obtain a printed copy of the Code of Ethics and the Code of Business Conduct, without charge, by contacting our Corporate Secretary at the address set forth on page 9 of this proxy statement. Any amendments to or waivers under the Code of Ethics or the Code of Business Conduct will be posted to our website at www.eversource.com/Content/general/about/investors.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Mr. Cloud, should send written communications in care of our Corporate Secretary at the mailing address set forth on page 9 of this proxy statement. The Corporate Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

24	2015 Proxy Statement

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as to persons who are known to us to beneficially own more than five percent of the common shares of Eversource Energy. We do not have any other class of voting securities.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
BlackRock Inc.	25,976,435	(1)	8.2	%(1)
40 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.	24,738,891	(2)	7.8	%(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
State Street Corporation	16,458,868	(3)	5.2	%(3)
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 23, 2015, reporting that as of December 31, 2014, BlackRock, Inc. and certain subsidiaries beneficially owned and had the sole power to dispose or direct the disposition of all of these common shares, and the sole power to vote or direct the vote of 21,927,486 of these common shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2015, reporting that as of December 31, 2014, The Vanguard Group, Inc. had the sole power to vote or direct the vote of 581,185 common shares, the sole power to dispose of or to direct the disposition of 24,228,188 common shares, and the shared power to dispose of or to direct the disposition of 510,703 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 425,981 common shares as investment manager of collective trust accounts, and directs the voting of these shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 239,926 common shares as investment manager of Australian investment offerings, and directs the voting of these shares.

(3)	Based solely on a Schedule 13G filed with the SEC on February 12, 2015, reporting that as of December 31, 2014, State Street Corporation and certain subsidiaries beneficially owned, had the shared power to vote or direct the vote of, and the shared power to dispose or to direct the disposition of, all of these common shares.

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COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of February 19, 2015, by each of our Trustees and each 2014 Named Executive Officer as well as the number of common shares beneficially owned by all of our Trustees and executive officers as a group. The table also includes information about options, restricted share units and deferred shares credited to the accounts of our Trustees and executive officers under certain compensation and benefit plans. The address for the shareholders listed below is c/o Eversource Energy, 300 Cadwell Drive, Springfield, Massachusetts 01104.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Class
Richard H. Booth	50,398		*
John S. Clarkeson	24,035		*
Cotton M. Cleveland	54,388		*
Sanford Cloud, Jr.	47,668	(3)	*
James. S. DiStasio	17,087		*
Francis A. Doyle	13,271	(4)	*
Charles K. Gifford	59,659		*
James J. Judge	271,965	(5)	*
Paul A. La Camera	45,241		*
Kenneth R. Leibler	27,278		*
Thomas J. May	1,481,389	(5)(6)	*
David R. McHale	170,235	(5)(7)	*
Leon J. Olivier	166,981	(5)	*
Werner J. Schweiger	429,612	(5)(8)	*
William C. Van Faasen	37,169		*
Frederica M. Williams	9,620		*
Dennis R. Wraase	21,318	(9)	*
All Trustees and Executive Officers as a group (21 persons)	3,283,134	(10)	1.0%

*	Less than 1% of Eversource Energy common shares outstanding.

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.

(2)	Includes restricted share units, deferred restricted share units and/or deferred shares, including dividend equivalents, as to which none of the individuals has voting or investment power, and phantom common shares, representing employer matching contributions distributable only in cash, held by executive officers who participate in our Deferred Compensation Plan for Executives, as follows: Mr. Booth: 48,907 shares; Mr. Clarkeson: 7,047 shares; Ms. Cleveland: 45,609 shares; Mr. Cloud: 24,876 shares; Mr. DiStasio: 15,627 shares; Mr. Doyle: 7,047 shares; Mr. Gifford: 52,007 shares; Mr. Judge: 189,006 (79,785 of which are deferred shares held in a rabbi trust that are voted by the trustee); Mr. La Camera: 45,241 shares; Mr. Leibler: 7,047 shares; Mr. May: 1,203,886 shares (884,423 of which are deferred shares held in a rabbi trust that are voted by the trustee); Mr. McHale: 115,827 shares; Mr. Olivier: 102,118 shares; Mr. Schweiger: 378,012 shares (100,622 of which are deferred shares held in a rabbi trust that are voted by the trustee); Mr. Van Faasen: 35,710 shares; Ms. Williams: 8,160 shares; and Mr. Wraase: 17,318 shares.

(3)	Includes 8,200 common shares held by Mr. Cloud’s spouse. Mr. Cloud disclaims beneficial ownership of the common shares held by his spouse.

(4)	Includes 333 common shares held by Mr. Doyle’s spouse. Mr. Doyle disclaims beneficial ownership of the common shares held by his spouse.

(5)	Includes common shares held as units in the 401k Plan invested in the Eversource Energy Common Shares Fund over which the holder has sole voting and investment power (Mr. Judge: 22,598 shares; Mr. May: 66,197 shares; Mr. McHale: 7,422 shares; Mr. Olivier: 3,441 shares; and Mr. Schweiger: 8,719 shares).

(6)	Includes 174,496 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after February 19, 2015.

(7)	Includes 128 common shares held by Mr. McHale in the 401k Plan TRASOP/PAYSOP account over which Mr. McHale has sole voting and investment power.

(8)	Includes 171,872 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after February 19, 2015.

(9)	Includes 4,000 common shares owned jointly by Mr. Wraase and his spouse with whom he shares voting and investment power.

(10)	Includes 346,368 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after February 19, 2015, and 2,556,905 unissued common shares. See note 2. Also includes 1,133,676 deferred shares held in a rabbi trust that are voted by the trustee.

26	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives, plans, policies and actions for our Named Executive Officers. The discussion describes the specific components of the compensation program, how Eversource Energy measures performance, and how compensation awards and decisions were made by the Compensation Committee for our Named

Executive Officers, as presented in the tables and narratives that follow. While this discussion focuses primarily on 2014 information, it also addresses decisions that were made in other periods to the extent that these decisions are relevant to the full understanding of our compensation program and the specific awards that were made in 2014 and early 2015.

Business Highlights

Eversource Energy continues to meet its commitment of achieving above-average earnings and dividend growth.

Note 1:	2012-2014 recurring earnings per share have grown 7.9%, consistent with our guidance and well above the industry average. Recurring earnings per share presented above for all years exclude merger-related costs. A reconciliation between reported earnings per share and the recurring earnings per share presented above appears under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Note 2:	The Board of Trustees increased the annual dividend rate by 6.8% for 2014 to $1.57 per share, exceeding the Edison Electric Institute (EEI) Index dividend growth rate of 3.7%. The dividend rate at year end 2012-2014 has grown 7.0%, in line with our earnings per share growth and well ahead of the industry average.

Our Total Shareholder Return for the One-Year and Five-Year periods has outperformed both the EEI Index and the S&P 500. The Company’s market capitalization at the end of 2014 grew to $17 billion, increasing shareholder value by over $8 billion in the 33-month period following the 2012 merger with NSTAR.

Note 3:	An investment of $1,000 in our common shares for the one-year period beginning January 1, 2014 was worth $1,305 on December 31, 2014 assuming reinvestment of dividends.

Note 4:	An investment of $1,000 in our common shares for the five-year period beginning January 1, 2010 was worth $2,458 on December 31, 2014 assuming reinvestment of dividends.

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COMPENSATION DISCUSSION AND ANALYSIS

Our operating performance continues to improve each year. This is the result of the ongoing implementation of best practices, focused spending on reliability improvements to reduce the number and length of outages, and performing our work safely each and every day.

Note 1:	Reliability as measured by months between interruptions has improved significantly; on average, customers experienced an outage every 15.4 months during 2014 vs. 11.9 months in 2011.
Note 2:	The average time to restore power has decreased significantly, from 120.5 minutes in 2011 to 82.0 minutes in 2014.
Note 3:	Safety performance measured by the days away or restricted time per 100 workers has improved significantly, to 1.44 in 2014 from 2.58 in 2011.

Summary of 2014 Performance

In 2014, we achieved excellent financial and operational performance results. We met or exceeded each of the challenging financial and operational goals established by the Committee at the beginning of 2014 and had the best system reliability results in the history of the Company. The following is a summary of some of our most important accomplishments in 2014:

Financial Accomplishments

	Total Shareholder Return
	2014	3-Year	5-Year	10-Year
ES	30.5%	64.3%	145.8%	297.7%
EEI Index	28.9%	48.7%	91.0%	156.0%
S&P 500	13.7%	74.6%	105.1%	109.4%

•	Our 2014 recurring earnings were $2.65 per share, excluding merger-related costs, a 4.7% increase over 2013 results.

•	We continued to achieve operating and maintenance expense reductions through successful integration activities, exceeding the goal of a greater than 3% reduction in operating expenses from 2013. Operating costs were 6.8%, or $101 million, lower than 2013.
•	We increased our dividend to $1.57 per share, a 6.8% increase over 2013, continuing to significantly outperform the industry average.

•	We delivered 30.5% total shareholder return in 2014, the sixth consecutive year of double digit total shareholder return, creating $8 billion in shareholder value in the 33-month period following the 2012 merger with NSTAR.

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Operational Accomplishments

•	Our overall electric system performance in 2014 was the best on record and represents top quartile industry performance.

•	NSTAR Electric Company, NSTAR Gas Company and Western Massachusetts Electric Company each met or exceeded Service Quality Index performance targets established by regulations in Massachusetts, which is the only state we serve that has specific performance targets.

•	We continued the focus on streamlining and fully integrating business processes across the Company, including standardizing system design, equipment and operating and maintenance practices and implementing a new financial accounting and budgeting system in a well controlled and timely manner.

•	We exceeded established goals in calls answered on-time, safety performance, and response to gas service calls.

Achievement of the 2014 performance goals and additional accomplishments and the Compensation Committee’s assessment of Company and executive performance are more fully described in the section titled “2014 Annual Incentive Program.” Specific decisions regarding executive compensation based upon the Committee’s assessment of Company and executive performance and market data are described in this Compensation Discussion and Analysis below.

Pay for Performance

The Committee follows a philosophy of linking our Named Executive Officers’ compensation to performance that will ultimately benefit our customers and shareholders. The intent of our compensation program is to attract and retain the best executive talent, motivate our executives to meet or exceed specific stretch financial and operational goals set each year, and compensate our executives in a manner that aligns compensation directly with performance. We strive to provide executives with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with market practices and that reward excellent performance.

Executive Compensation Governance

•	The Compensation Committee annually assesses the independence of its compensation consultant, Pay Governance LLC (Pay Governance), which is retained directly by the Committee, performs no other consulting or other services for the Company, and has no relationship with the Company that could result in a conflict of interest. The Committee has concluded that Pay Governance is independent and that no conflict of interest exists between Pay Governance and the Company.

•	The executive and Trustee share ownership and holding guidelines noted in this Compensation Discussion and Analysis emphasize the importance of share ownership. In addition to the share ownership guidelines requirement, we require our executives to hold the net shares awarded under the Company’s stock compensation program until the share ownership guidelines requirement has been met. In addition, 100% of Trustee stock compensation is deferred and not distributed until the Trustee’s retirement from the Board.

•	The Compensation Committee has a policy that would require our management employees to reimburse the Company for incentive compensation received if earnings were subsequently required to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct.

•	The Company has discontinued the use of “gross-ups” in all new or materially amended executive compensation agreements.

•	The Compensation Committee has a policy prohibiting all Trustees and officers from purchasing financial instruments or otherwise entering into any transactions that are designed to have the effect of hedging or offsetting any decrease in the market value of our common shares. This policy also prohibits all pledging, derivative transactions or short sales involving our common shares or the holding of any Company common shares in a margin account.

•	Our employment agreements provide for “double trigger” change of control acceleration of awards assumed by the surviving company.

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COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The executive officers listed in the Summary Compensation Table, whose compensation is discussed in this Compensation Discussion and Analysis, are referred to as the “Named Executive Officers” under SEC regulations. For 2014, the Named Executive Officers are:

•	Thomas J. May, Chairman of the Board, President and Chief Executive Officer

•	James J. Judge, Executive Vice President and Chief Financial Officer

•	Leon J. Olivier, Executive Vice President – Enterprise Energy Strategy and Business Development

•	David R. McHale, Executive Vice President and Chief Administrative Officer

•	Werner J. Schweiger, Executive Vice President and Chief Operating Officer

Overview of Our Compensation Program

The Role of the Compensation Committee. The Board of Trustees has delegated to the Compensation Committee overall responsibility for establishing the compensation program for those senior executive officers, who we refer to in this Compensation Discussion and Analysis as “executives” and who under the SEC’s regulations are deemed to be “officers.” In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices apply to all executives. The compensation of the Chief Executive Officer is subject to the further review and approval of the independent Trustees.

Elements of Compensation.  Total direct compensation consists of three elements: base salary, annual cash incentive awards and long-term equity-based incentive awards. Indirect compensation is provided through certain retirement, perquisite, severance, and health and welfare benefit programs.

Our Compensation Objectives. The objectives of our compensation program are to attract and retain superior executive talent, motivate our executives to achieve annual and long-term performance goals set each year, and provide total compensation opportunities that are competitive with market practices. With respect to incentive compensation, the Committee believes it is important to balance short-term goals, such as producing earnings, with longer-term goals, such as long-term value creation and maintaining a strong balance sheet. The Committee also places great emphasis on system reliability and superior customer service. Our compensation program utilizes performance-based incentive compensation to reward individual and corporate performance and to align the interests of executives with Eversource Energy’s customers and shareholders. The Committee continually increases expectations to motivate our executives and employees to achieve continuous improvement in carrying out their responsibilities to our customers to deliver energy reliably, safely, with respect for the environment and our employees, and at a reasonable cost, while providing an above-average total shareholder return to our shareholders.

Setting Compensation Levels. In order to ensure that the Company achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee provides our executives with target compensation opportunities over time approximately equal to median compensation levels for executive officers of companies comparable to us. To achieve that goal, the Committee and its independent compensation consultant work together to determine the market values of executive direct compensation elements (base salaries, annual incentives and long-term incentives), as well as total compensation, by using competitive market compensation data. The Committee reviews compensation data obtained from utility and general industry surveys and a specific group of peer utility companies.

Role of the Compensation Consultant. The Committee has retained Pay Governance as its independent compensation consultant. Pay Governance reports directly to the Committee and does not provide any other services to the Company. With the consent of the Committee, Pay Governance works cooperatively with the Company’s management to develop analyses and proposals for presentation to the Committee. The Committee generally relies on Pay Governance for peer group market data and information as to market practices and trends to assess the competitiveness of the compensation we pay to our executives and to review the Committee’s proposed compensation decisions.

In February 2015, the Committee assessed the independence of Pay Governance pursuant to SEC and NYSE rules and concluded that it is independent and that no conflict of interest exists that would prevent Pay Governance from independently advising the Committee. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934,

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including the written representations of Pay Governance that Pay Governance does not provide any other services to the Company, the level of fees received from the Company as a percentage of Pay Governance’s total revenues, the policies and procedures employed by Pay Governance to prevent conflicts of interest, and whether the individual advisers from Pay Governance with whom the Committee consulted own any Eversource Energy common shares or have any business or personal relationships with members of the Committee or our executives.

Role of Management. Management’s roles, and specifically the roles of the Chief Executive Officer and the Senior Vice President of Human Resources, are to provide current compensation information to the compensation consultant and analyses and recommendations on executive compensation to the Committee based on the market value of the position, individual performance, experience and internal pay equity. The Chief Executive Officer also provides recommendations on the compensation for the other Named Executive Officers. None of the executives makes recommendations that affect his or her individual compensation.

Market Analysis

The Compensation Committee strives to provide our executives with target compensation opportunities using a range that is approximately equal to the median compensation levels for executive officers of companies comparable to the Company. Set forth below is a description of the sources of the compensation data used by the Committee when reviewing 2014 compensation:

•	Utility and general industry survey data. The Committee reviews compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. Utility industry data are based on a defined peer set, as discussed below. General industry data are size-adjusted to ensure a close correlation between the market data and the Company’s scope of operations. The Committee used this information, which it obtained from Pay Governance, to determine base salaries and incentive opportunities.

•	Peer group data. In support of our executive pay decisions during 2014, the Committee consulted with Pay Governance, which provided the Committee with a competitive assessment analysis of the Company’s executive compensation levels, as compared to the 20 peer group companies listed in the table below.

Alliant Energy Corporation	Edison International	Public Service Enterprise Group, Inc.
Ameren Corporation	Entergy Corporation	SCANA Corporation
CenterPoint Energy, Inc.	Integrys Energy Group, Inc.	Sempra Energy
Consolidated Edison Inc.	OGE Energy Corp.	TECO Energy, Inc.
CMS Energy Corp.	Pepco Holdings, Inc.	Wisconsin Energy Corp.
Dominion Resources, Inc.	PG&E Corp.	Xcel Energy Inc.
DTE Energy Company	PPL Corporation

The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data after discussion with the compensation consultant to ensure that they are approximately equal to competitive median levels.

The Committee also determines perquisites to the extent they serve business purposes and sets supplemental benefits at levels that provide market-based compensation opportunities to the executives. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, including data obtained from companies in the peer group.

Mix of Compensation Elements. We target the mix of compensation for our Chief Executive Officer and the other Named Executive Officers so that the percentages of each compensation element are approximately equal to the competitive median market mix. The mix is heavily weighted toward incentive compensation, and incentive compensation is heavily weighted toward long-term compensation. Since our most senior positions have the greatest responsibility for implementing our long-term business plans and strategies, a greater proportion of total compensation is based on performance with a long-term focus.

The Committee determines the compensation for each executive based on the relative authority, duties and responsibilities of the executive. Our Chief Executive Officer’s responsibilities for the strategic direction and daily operations and management of Eversource are greater than the duties and responsibilities of our other executives. As a result, our Chief Executive Officer’s compensation is higher than the compensation of our other executives. Assisted by the compensation consultant, the Committee regularly reviews market compensation data for executive officer positions similar to those held by our executives, including

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COMPENSATION DISCUSSION AND ANALYSIS

our Chief Executive Officer, and this market data continues to indicate that chief executive officers are paid significantly more than other executive officers.

The following tables set forth the contribution to 2014 Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for the Named Executive Officers. The amounts shown in this table are at target and therefore do not match the amounts appearing in the Summary Compensation Table.

	Percentage of TDC at Target
			Long-Term Incentives
	Base	Annual	Performance
Named Executive Officer (NEO)	Salary	Incentive(1)	Shares(1)	RSUs(2)	TDC
Thomas J. May (CEO)	16%	18%	33%	33%	100%
James J. Judge	29%	19%	26%	26%	100%
Leon J. Olivier	29%	19%	26%	26%	100%
David R. McHale	29%	19%	26%	26%	100%
Werner J. Schweiger	30%	20%	25%	25%	100%
NEO average, excluding CEO	29%	19%	26%	26%	100%

(1)	The annual incentive compensation element and performance shares under the long-term incentive compensation element are performance-based.

(2)	Restricted Share Units (RSUs) vest over three years contingent upon continued employment.

Total Direct Compensation - CEO	Total Direct Compensation - All other NEO’s, average

Risk Analysis of Executive Compensation Program. The overall compensation program includes a mix of compensation elements ranging from a fixed base salary that is risk-neutral to annual and long-term incentive compensation programs intended to motivate officers and eligible employees to achieve individual and corporate performance goals that reflect an appropriate level of risk. The fundamental objective of the compensation program is to foster the continued growth and success of our business. The design and implementation of the overall compensation program provides the Committee with opportunities throughout the year to assess risks within the compensation program that may have a material effect on the Company and our shareholders.

In 2014, the Compensation Committee assessed the risks associated with the executive compensation program by reviewing the various elements of incentive compensation. The annual incentive program was designed to ensure an appropriate balance between individual and corporate goals, which were deemed appropriate and supportive of the Company’s annual business plan. Similarly, the long-term incentive program was designed to ensure that the performance metrics were properly weighted and supportive of the Company’s strategic plan. The Committee reviewed the overall compensation program in the context of the annual operating and strategic plans, which were both previously subject to Enterprise Risk Management review. Both the annual and long-term incentive programs were designed to ensure that mechanisms exist to mitigate risk. These mechanisms include realistic goal setting and discretion with respect to actual payments, the mix of financial, operational, customer service and safety goals, executive share ownership guidelines linking executive interests to those of shareholders, provisions for the clawback of incentive compensation, prohibitions on hedging and pledging of Eversource Energy common shares, and the provision of limited perquisites. These mechanisms are intended to ensure that there is not undue incentive to achieve any one goal without considering the impact of achieving such goal on other aspects of our business.

Results of Our 2014 Say-on-Pay Vote. Shareholders are requested to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At the Company’s

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Annual Meeting of Shareholders held on May 1, 2014, 91% of the votes cast on the Say-on-Pay proposal were voted to approve the 2013 compensation of the Named Executive Officers, as described in our 2014 proxy statement. The

Committee has and will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the Named Executive Officers.

Elements of 2014 Compensation

BASE SALARY

Base salary is designed to attract and retain key executives by providing an element of total compensation at levels competitive with those of other executives employed by companies of similar size and complexity in the utility and general industries. In establishing base salary, the Compensation Committee relies on compensation data obtained from independent third-party surveys of companies and from an industry peer group to ensure that the compensation opportunities we offer are capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives.

When setting or adjusting base salaries, the Committee considers annual executive performance appraisals; market pay movement across industries (determined through market analysis); targeted market pay positioning for each executive; individual experience and years of service; strategic importance of a position; and internal equity.

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, economic conditions and corporate performance have caused base salary increases to be postponed. However, the Committee prefers to reflect sub-par corporate performance through the variable pay components.

In February 2014, the Committee adjusted the base salaries of the Named Executive Officers by 3%. The Committee and independent Trustees also adjusted Mr. May’s base salary by 3%.

INCENTIVE COMPENSATION

Annual incentive and the long-term incentive compensation are provided under the Company’s Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders and, with respect to the material terms of performance goals, was re-approved by our shareholders at the 2012 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plan. The long-term stock-based incentive program is designed to reward demonstrated performance and leadership, motivate future performance, align the interests of the executives with those of our shareholders, and retain the executives during the term of grants. The annual and long-term programs are designed to strike a balance between the Company’s short- and long-term objectives so that the programs work in tandem.

2014 Annual Incentive Program

In February 2014, the Committee established the terms of the 2014 Annual Incentive Program. As part of the overall program, and after consulting with Pay Governance, the Committee set target award levels for each of the Named Executive Officers that ranged from 60% to 110% of target. Target award levels under the Annual Incentive Program are expressed as a percentage of base salary.

At the February 2014 meeting, the Committee determined that for 2014 it would base 70% of the annual incentive performance goals on the Company’s overall financial performance and 30% of the annual performance goals on the Company’s overall operational performance. The Committee  also determined the specific goals to assess performance and that the individual goals would be assessed using ratings ranging from 0% to 200%. The Committee assigned weightings to each of these specific goals: for the financial component, the earnings per share goal was weighted at 60%, the reduction in operating expenses goal was weighted at 20%, and the remaining 20% weighting was based on the combined dividend growth and credit rating goals. For the operational component, the Committee determined that the combined service reliability and responsiveness goals would be weighted at 60%, the combined customer service and merger integration goals would be weighted at 25%, and the combined safety ratings, gas service response and call center performance goals would be weighted at 15%.

With respect to 2014 performance, management provided an initial review of the Company’s performance for the year at the December 2014 meeting of the Committee, followed in February 2015 by a full assessment of the performance

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goals, the additional accomplishments noted below under the caption “Additional Factors” and the overall performance of the Company. The Committee was also provided updates during the year on corporate performance. At the February 2015 meeting, the Committee determined, based on its assessment of the financial and operational performance goals, to set the level of achievement of combined financial and operational performance goals results at 161% of target, reflecting the overall excellent performance of the Company and the executive team. In arriving at this determination, the Committee determined that the financial performance goals result was 163% of target and the operational performance goals result was 158% of target. The individual financial and operational performance goals results are as set forth below. The Chief Executive Officer recommended to the Committee payout levels for the executives (other than himself) based on his assessment of each executive’s individual performance towards achievement of the performance goals and the additional accomplishments of the Company, together with each executive’s contributions to the overall performance of the Company. The awards determined by the Committee were also based on the same three-component criteria.

Financial Performance Goals Assessment

•	We achieved our goal of recurring earnings per share of $2.65 in 2014, exclusive of merger-related costs, a 4.7% increase over 2013 and compared to an expected industry increase of approximately 4.5%. The Committee determined this goal to be a significant accomplishment, particularly in light of an unfavorable ruling from the Federal Energy Regulatory Commission that lowered the Company’s return on equity and resulted in a $.07 per share charge to earnings, and the fact that the Company had previously grown earnings 11% in 2013. The Committee determined this goal to have attained a 150% performance result.

•	We continued to achieve operations and maintenance expense reductions through successful integration initiatives, resulting in a 6.8% reduction in operating expenses in 2014. This exceeded the goal of more than a 3% reduction and compared with an expected average industry increase of 2%. The Committee determined this goal to have attained a 200% performance result.

•	We increased our dividend to $1.57 per share, a 6.8% increase from the prior year and significantly above the industry average dividend growth of 3.7%. The Committee determined this goal to have attained a 175% performance result in light of both the 2014 percentage increase and the previous dividend growth realized in 2013.

•	The Company’s credit rating at Standard & Poor’s is currently “A-,” among the highest in the utility industry, providing the foundation for favorable financing opportunities during the year and in the future. The industry average credit rating at Standard & Poor’s is “BBB+.” In addition, during the year Standard & Poor’s raised the outlook on the Company’s credit rating to “positive” from “stable.” The Committee determined this goal to have attained a 150% performance result.

Operational Performance Goals Assessment

•	The Company’s total electric system operating performance was the best on record. Average months between interruptions in service equaled 15.4 months, 18% better than the goal of 13.1 months and exceeding the industry average of 13.2 months. System average restoration duration equaled 82 minutes, 15% better than the established goal of 96.1 minutes and significantly below the industry average of 123.2 minutes. Both of these results indicate top quartile performance against industry peers. The Committee determined these goals to have each attained a 175% performance result.

•	We completed several important integration initiatives across the Company, including the implementation of an out-sourced IT business model, a new financial and reporting and budgeting general ledger system, and a facilities consolidation program that streamlined operating effectiveness. The Committee determined this goal to have attained a 150% performance result.

•	We continued to improve the customer experience through substantial progress on several customer initiatives, including our “Above and Beyond for our Customers-Driving To Top Tier” initiative of improving customer service; the implementation of “Blue Sky” outage information improvements; our “Voice of the Customer” program; and the creation of the exciting new brand, Eversource Energy, which captures our dedication to great customer service. The Committee determined this goal to have attained a 150% performance result.

•	On-time response to gas customer emergency calls was 99.2%, which exceeded the goal of 99.1%. The Committee determined this goal to have attained a 100% performance result.

•	86.2% of customer calls were answered within 30 seconds, which exceeded the goal of 85.6%. The Committee determined this goal to have attained a 100% performance result.

•	We achieved a safety performance goal of 1.44 Days Away & Restricted Time (“DART”) per 1,000 employees, exceeding the goal of 1.5. The Committee determined this goal to have attained a 100% performance result.

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Additional Factors

The following results were also considered by the Committee in making an assessment of overall financial and operational performance, but were not given specific weightings or assigned a specific performance assessment score:

•	The Company announced a partnership with Spectra Energy Corp to bring much needed natural gas capacity into New England.

•	We obtained several constructive regulatory approvals and decisions in Connecticut, Massachusetts and New Hampshire.

•	We successfully completed our $1.7 billion capital plan to improve reliability and customer service and also responded very well to several major storms across our service territory.

•	The Company implemented important employee engagement and corporate culture initiatives and streamlined and simplified many processes across the Company, in concert with our “One Company” model.

•	Our cumulative total shareholder returns of 30.5%, 64.3%, 145.8%, and 297.7% over the past one-, three-, five-, and 10-year periods outperformed the utility industry over those same periods.

Individual Performance Factors Considered by the Committee

The goal of the Committee for 2014 was to continue to provide incentives for Company executives to work together as a highly effective, integrated team to achieve or exceed the financial, operational, customer and process integration goals and objectives. While emphasizing the importance of executives working as a team, the annual incentive award payments were also based on the Committee’s assessment of each executive’s individual performance in supporting the performance goals, additional achievements and overall Company performance. The Committee assessed the performance of our Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, the Named Executive Officers, to determine the individual incentive awards as disclosed in the Summary Compensation Table. Based on the Committee’s review, which included its assessment of the performance goals, the significant other accomplishments of the Company and the Named Executive Officers, and the overall performance of the Company and each of Named Executive Officers, considered in its totality by the Committee to have been excellent, the Committee approved annual incentive program payouts for the Named Executive Officers at levels that ranged from 154% to 171% of target. These awards reflected the individual and team contributions of Mr. May, Mr. Judge, Mr. Olivier, Mr. McHale and Mr. Schweiger in achieving the goals and the additional accomplishments and the overall performance of the Company.

In arriving at Mr. May’s annual incentive payment of $2,250,000, which was 170% of target, and which reflects his and the Company’s excellent performance, the Committee and the Board considered the totality of the Company’s success in accomplishing the financial, operational, customer and merger effectiveness goals, the additional accomplishments of the Company, and Mr. May’s strategic leadership of the Company.

2014 Annual Incentive Program Performance Assessments

Financial Performance Goals

	2014		Indicative
Category	Goal	Company Performance	Assessment
Earnings Per Share	$2.65 per share	Achieved – $2.65 per share, a 4.7% increase over 2013, outperforming expected industry peer growth of approximately 4.5%	150%
Reduce Operating Expenses	Reduce operating expenses to $1,424 million, or a more than 3% reduction	Exceeded – 2014 Operating Expenses were $1,392 million, or 6.8% below 2013 results	200%
Dividend Growth	Increase dividend $.10 to $1.57 per share	Achieved – Increased to $1.57 per share, a $.10 increase and 6.8% growth, significantly exceeding the industry average growth of 3.7%	175%
Credit Rating	Maintain the Company’s top tier Standard & Poor’s (S&P) A- credit rating	Achieved – S&P rating A- (with “new” Positive Outlook), among the highest in the utility industry	150%
Weightings = EPS – 60%; Reduce Operating Expenses – 20%; dividend/credit – 20%

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COMPENSATION DISCUSSION AND ANALYSIS

Operational Performance Goals

	2014		Indicative
Category	Goal	Company Performance	Assessment
Reliability – Avg. Months Between Interruptions (MBI)	Achieve MBI of 13.1	Exceeded – MBI 15.4; 18% better than goal and in top quartile of peers	175%
Average Restoration Duration (SAIDI)	Achieve SAIDI of 96.1 minutes	Exceeded – SAIDI 82 minutes; 15% better than goal and in top quartile of peers	175%
Improve the Customer Experience	Implement customer service initiatives	Achieved – Major initiatives (customer service, outage information and branding) achieved	150%
Merger Integration	Execute on key merger integration initiatives	Achieved – Significant IT, general ledger and facilities initiatives achieved, lowering costs and streamlining operations	150%
Safety Rate	1.5 DART	Achieved – 1.44 DART	100%
Gas Service Response	99.1%	Achieved – 99.2%	100%
Calls Answered	85.6%	Achieved – 86.2%	100%
Weightings = Reliability and Restoration – 60%; Important Corporate Initiatives – 25%; Safety/Gas Service Response/Calls Answered Rate – combined 15%

Performance Goals Assessment

Financial Performance (weighted 70%)	163%
Operational Performance (weighted 30%)	158%
Overall Performance	161%

Long-Term Incentive Program

General

Our long-term incentive program is intended to focus on the Company’s longer-term strategic goals and to help retain our executives. A new three-year program commences every year. For the 2014 – 2016 Long-Term Incentive Program, at target, each grant consisted of 50% Restricted Share Units (RSUs) and 50% Performance Shares. RSUs are designed to provide executives with an incentive to increase the value of Company common shares in alignment with shareholder interests, while also serving as a retention component for executive talent. Performance Shares are designed to reward achievement as measured against pre-established performance measures. We believe these compensation elements create a focus on continued Company and share price growth to further align the interests of our executives with the interests of our shareholders.

Restricted Share Units (RSUs)

General

Each RSU granted under the long-term incentive program entitles the holder to receive one Company common share at the time of vesting. All RSUs granted under the long-term incentive program provide for vesting in equal annual installments over three years. RSU holders are eligible to receive reinvested dividend units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Reinvested dividend units are accounted for as additional RSUs that accrue and are distributed with the common shares issued upon vesting of the underlying RSUs. Common shares, including any additional common shares in respect of reinvested dividend units, are not issued for any RSUs that do not vest.

The Committee determined RSU grants for each officer participating in the long-term incentive program. RSU grants are based on a percentage of base salary and measured in dollars. In 2014, the percentage used for each officer was based on the executive officer’s position in the Company and ranged from 75% to 200% of base salary. The Committee reserves the right to increase or decrease the RSU grant from target for each officer under special circumstances. Based on input from our Chief Executive Officer, the Committee determined the final RSU grants for each of the other executive officers, including the other Named Executive Officers.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into common share equivalents by dividing the value of each grant by the average closing price for our common shares over the ten trading days prior to the date of the grant.

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COMPENSATION DISCUSSION AND ANALYSIS

RSU Grants under the 2014 – 2016 Program

Under the 2014 – 2016 Program, the target RSU grant totaled approximately $7,741,835 for the 49 officers participating in the program. Dividing the final total RSU grant by $43.13, the average closing price of our common shares over the ten trading days prior to the date of grant, resulted in an aggregate of 179,500 RSUs. The following RSU grants at 100% of target were approved, reflected in RSUs: Mr. May: 55,900; Mr. Judge: 12,400; Mr. Olivier: 13,000; Mr. McHale: 12,400; and Mr. Schweiger: 8,700.

RSU Grants under the 2013 – 2015 Program

Under the 2013 – 2015 Program, the target RSU grant totaled approximately $7,057,248 for the 44 officers participating in the program. Dividing the final total RSU grant by $39.36, the average closing price of our common shares over the ten trading days prior to the date of grant, resulted in an aggregate of 179,300 RSUs. The following RSU grants at 100% of target were approved, reflected in RSUs: Mr. May: 52,000; Mr. Judge: 13,100; Mr. Olivier: 13,800; Mr. McHale: 13,100; and Mr. Schweiger: 9,300.

Performance Share Grants General

Performance Shares are designed to reward future financial performance, measured by long-term earnings growth and above-average total shareholder returns, therefore aligning compensation with performance.

Performance Shares under the 2014 – 2016 Program

The Committee determined to use: (i) average diluted earnings per share growth adjusted for certain non-recurring items (“EPSG”); and (ii) relative total shareholder return (“TSR”) measured against the performance of companies that comprise the EEI Index. As in 2013, the Committee selected EPSG and TSR as performance measures because the Committee believes that they are generally recognized as the best indicators of overall corporate performance. Further, the Committee considers it a best practice to use a combination of relative and absolute metrics, with EPS growth serving as a key input to shareholder value and TSR serving as the output.

The number of Performance Shares awarded at the end of the three-year period ranges from 0% to 200% of target, depending on EPSG and relative TSR performance as set forth in the performance matrix below. For the 2014-2016 Program EPSG ranges from 0% to 9%, while TSR ranges from below the 10th percentile to approximately above the 90th percentile. The Committee determined that payout at 100% of target should be challenging but achievable. As a result, vesting at 100% of target occurs at various combinations of EPSG and TSR performance. In addition, the value of any performance shares that actually vest may increase or decrease over the vesting period based on the Company’s share price performance.

The performance matrix set forth below describes how the Performance Share payout is determined under the 2014 – 2016 Long-Term Incentive Program. Three-year average EPSG is cross-referenced with the actual three-year TSR percentile to determine actual performance share payout as a percentage of target:

2014 – 2016 Long-Term Incentive Program Performance Share Payout

Three-Year	Three-Year Relative Total Shareholder Return Percentiles
Average EPS
Growth	Below 10th	20th	30th	40th	50th	60th	70th	80th	90th	Above 90th
9%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%
8%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%
7%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%
6%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%
5%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%
4%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
3%	40%	50%	70%	80%	90%	100%	110%	120%	130%	140%
2%	20%	40%	60%	70%	80%	90%	100%	110%	120%	130%
1%	0%	10%	40%	60%	70%	80%	90%	100%	110%	120%
0%	0%	0%	20%	30%	50%	70%	80%	90%	100%	110%
Below 0%	0%	0%	0%	0%	10%	20%	30%	40%	50%	60%

Performance Shares under the 2013 – 2015 Program

The Committee also determined to use: (i) EPSG; and (ii) TSR measured against the performance of companies that comprise the EEI Index. For the 2013-2015 Program, the number of Performance Shares awarded at the end of the three-year period ranges from 0% to 200% of target, depending on EPSG and relative TSR performance as set forth in the performance matrix. EPSG ranges from 0% to 10%, while TSR ranges from below the 10th percentile to approximately above the 90th  percentile. The Committee determined that payout at 100% of target should be challenging but achievable. As a

2015 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

result, vesting at 100% of target occurs at various combinations of EPSG and TSR performance. In addition, the value of any performance shares that actually vest may increase or decrease over the vesting period based on the Company’s share price performance.

The performance matrix set forth below describes how the Performance Share payout is determined under the 2013 – 2015 Long-Term Incentive Program. Three-year average EPSG is cross-referenced with the actual three-year TSR percentile to determine actual performance share payout as a percentage of target:

2013 – 2015 Long-Term Incentive Program Performance Share Payout

Three-Year	Three-Year Relative Total Shareholder Return Percentiles
Average EPS
Growth	Below 10th	10th	20th	30th	40th	50th	60th	70th	80th	90th	Above 90th
10%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%
9%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%
8%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%
7%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%
6%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%
5%	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
4%	40%	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%
3%	30%	40%	50%	60%	70%	80%	90%	100%	110%	120%	130%
2%	20%	30%	40%	50%	60%	70%	80%	90%	100%	110%	120%
1%	0%	20%	30%	40%	50%	60%	70%	80%	90%	100%	110%
0%	0%	0%	20%	30%	40%	50%	60%	70%	80%	90%	100%
Below 0%	0%	0%	0%	0%	0%	10%	20%	30%	40%	50%	60%

2012-2014 (Pre-Merger) Long-Term Incentive Program

The 2012-2014 Program was approved prior to the 2012 merger with NSTAR. Grants under the Program consisted of 50% RSUs and 50% Performance Shares. The RSU grants under this three-year program vest in equal annual installments and are otherwise subject to the provisions set forth in the section above titled “Restricted Share Units (RSUs).” Upon the closing of the merger in 2012, the Performance Share grants under this program converted to RSUs assuming a target level of performance, and the newly converted RSUs were made subject to the vesting schedule for the original RSU grants under each program. Under the 2012 – 2014 Program, one-third of the converted RSUs vested in 2013, one-third vested in 2014 and the remaining third vest in 2015.

CLAWBACKS

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Company would require our Chief Executive Officer and our Chief Financial Officer to provide reimbursements for certain incentive compensation received by each of them. To the extent that reimbursement were not required under SEC rules or NYSE listing standards, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her.

In addition, once final rules are adopted by the SEC regarding any additional clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), we will review our clawback policy and compensation plans and, if necessary, amend them to comply with the new mandates.

NO HEDGING AND NO PLEDGING POLICY

We have adopted a policy prohibiting the purchase of financial instruments or otherwise entering into transactions designed to have the effect of hedging or offsetting any decrease in the value of our common shares by our Trustees and our executive officers. This policy also prohibits all pledging, derivative transactions of short sales involving our common shares or the holding of any Company common shares in a margin account. We will also review this policy when final rules under Dodd-Frank are adopted and will amend our policy and disclosure as appropriate to comply with the rules.

38	2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

SHARE OWNERSHIP GUIDELINES/HOLDING PERIODS

The Committee has approved share ownership guidelines to further emphasize the importance of share ownership by our officers. As indicated in the table below, the guidelines call for the Chief Executive Officer to own common shares equal to six times base salary, executive vice presidents and senior vice presidents to own a number of common shares equal to three times base salary and all other officers to own a number of common shares equal to one to two times base salary.

Executive Officer	Base Salary Multiple
Chief Executive Officer	6
Executive Vice Presidents / Senior Vice Presidents	3
Operating Company Presidents	2
Vice Presidents	1-1.5

We require that our officers attain these ownership levels within five years. All of our officers, including the Named Executive Officers, have satisfied the share ownership guidelines or are expected to satisfy them within the applicable timeframe. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs satisfy the guidelines. Unexercised stock options and unvested performance shares do not count toward the ownership guidelines. In addition to the share ownership guidelines requirements noted above, all officers must hold all the net shares awarded under the Company’s stock compensation plan until the share ownership guidelines requirements have been met.

OTHER

Retirement Benefits

The Company provides a qualified defined benefit pension program for certain officers, which is a final average pay program subject to tax code limits. Because of such limits, we also maintain a supplemental non-qualified pension program. Benefits are based on base salary and certain incentive payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. The supplemental program makes up for benefits barred by tax code limits, and generally provides (together with the qualified pension program) benefits equal to approximately 60% of pre-retirement compensation (subject to certain reductions) for Messrs. May, Judge and Schweiger, and approximately 50% of such compensation for Mr. McHale. The supplemental program has been discontinued for newly-elected officers.

For certain participants, the benefits payable under the Supplement Non-Qualified Pension Program (Program) differ from those described above. Under the Key Executive Benefit Plan, Mr. May is entitled to an alternative retirement benefit equal to 33% of final base salary annually for 15 years in lieu of the benefits provided under the Program. Benefits that would be available under the Key Executive Benefit Plan are less than those available under the Program and therefore have not been included in the present value of accumulated benefit shown below. Upon retirement, Mr. May is entitled to receive the greater of the benefit payable under the Program or the Key Executive Benefit Plan. Mr. Olivier’s employment agreement provides retirement benefits similar to those of a previous employer instead of the supplemental program benefits described above.

Under this agreement, he will receive a pension based on a prescribed formula if he meets certain eligibility requirements. The Program benefit payable to Mr. Schweiger is fully vested and is further reduced by benefits he is entitled to receive under previous employers’ retirement plans.

Also see the narrative accompanying the “Pension Benefits” table and accompanying notes for more detail on the above program.

401(k) Benefits

The Company offers a qualified 401(k) program for all employees, including executives, subject to tax code limits. After applying these limits, the program provides a maximum match of up to $10,400 for Messrs. May, Judge and Schweiger, which is equal to 50% of the first 8% of eligible base salary and annual cash incentive. For Messrs. Olivier and McHale, we provide a maximum match of up to $7,800, which is equal to 3% of eligible base salary and annual cash incentive.

Deferred Compensation

The Company offers a non-qualified deferred compensation program for our executives. In 2014, the program allowed deferral of up to 100% of base salary, annual incentives and long-term incentive awards. The program allows participants to select investment measures for deferrals based on an array of deemed investment options (including certain mutual funds and publicly traded securities).

See the Non-Qualified Deferred Compensation Table and accompanying notes for additional details on the above program.

2015 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites

The Company provides executives with limited financial planning, health services, vehicle leasing and access to tickets to sporting events, perquisites that we believe are consistent with peer companies. The current level of perquisites does not factor into decisions on total compensation.

CONTRACTUAL AGREEMENTS

We maintain contractual agreements with all of our Named Executive Officers that provide for potential compensation in the event of certain terminations following a Change of Control. We believe these agreements are necessary to attract and retain high quality executives and to ensure executive focus on Company business during the period leading up to a potential Change of Control. The agreements are “double-trigger” agreements that provide executives with compensation in the event of a Change of Control, while still providing an incentive to remain employed with the Company for the transition period that follows.

Under the agreements, certain compensation is generally payable if, during the applicable change of control period, the executive is involuntarily terminated (other than for cause) or voluntarily terminates employment for “good reason.” These agreements are described more fully below under “Potential Payments upon Termination or Change of Control.”

TAX AND ACCOUNTING CONSIDERATIONS

The Company’s incentive plan was approved by shareholders and permits annual incentive and performance share awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. However, the Company believes that the availability of a tax deduction for forms of compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives. In addition, our compensation program plans were amended in 2008 to comply with Section 409A of the Internal Revenue Code.

The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements.

EQUITY GRANT PRACTICES

Equity awards noted in the compensation tables are made at the February meeting of the Compensation Committee (subject to the further approval of the independent members of the Board of Trustees of the Chief Executive Officer’s award) when the Committee also determines base salary, annual and long-term incentive compensation targets and annual incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the

Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the 2015 proxy statement and our Annual Report on Form 10-K.

The Compensation Committee

Charles K. Gifford, Chair	James S. DiStasio
John S. Clarkeson	William C. Van Faasen
Sanford Cloud, Jr.	Dennis R. Wraase

February 3, 2015

40	2015 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our principal executive officer (Mr. May), principal financial officer (Mr. Judge) and the three other most highly compensated executive officers in 2014 (Messrs. Schweiger, May and McHale), determined in accordance with the applicable SEC disclosure rules (collectively, the Named Executive Officers). As explained in the footnotes below, the amounts reflect the economic benefit to each Named Executive Officer of the compensation item paid or accrued on his behalf for the fiscal year ended December 31, 2014. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to the Company and its subsidiaries, in all its capacities.

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)
Thomas J. May(1)	2014	1,196,325	5,276,401	2,250,000	182,787	75,004	8,980,517
Chairman of the Board, President	2013	1,161,250	4,263,480	2,125,000	—	111,269	7,660,999
and Chief Executive Officer	2012	1,125,000	3,418,416	2,100,000	1,232,395	91,726	7,967,537
James J. Judge(1)	2014	587,975	1,170,436	660,000	1,587,879	20,346	4,026,636
Executive Vice President and	2013	570,750	1,074,069	650,000	111,279	20,886	2,426,984
Chief Financial Officer	2012	535,667	793,045	640,000	1,097,100	21,085	3,086,897
Leon J. Olivier(2)	2014	617,225	1,227,070	680,000	1,376,886	7,877	3,909,058
Executive Vice President-Energy	2013	599,242	1,131,462	670,000	109,818	23,668	2,534,190
Enterprise Strategy and Business	2012	583,043	889,147	974,236	887,046	17,491	3,350,963
Development
David R. McHale	2014	587,643	1,170,436	660,000	2,136,933	10,348	4,565,360
Executive Vice President and	2013	570,147	1,074,069	650,000	—	22,104	2,316,320
Chief Administrative Officer	2012	553,853	844,685	939,939	1,127,536	16,615	3,482,628
Werner J. Schweiger(3)	2014	538,950	821,193	600,000	1,174,893	205,073	3,340,109
Executive Vice President and Chief Operating Officer

(1)	The 2012 compensation reported for Messrs. May and Judge includes compensation paid by NSTAR during the period from January 1, 2012 to April 9, 2012, prior to the closing of the merger, plus compensation paid by Eversource Energy for the remainder of 2012, following the closing of the merger. The 2012 compensation paid by Northeast Utilities consisted of the following: for Mr. May, Salary: $822,414; Non-Equity Incentive Plan Compensation: $2,100,000; Change in Pension Value and Non-Qualified Deferred Compensation Earnings: $1,232,395; All Other Compensation: $87,821; Total: $4,242,630 and for Mr. Judge, Salary: $401,215; Non-Equity Incentive Plan Compensation: $640,000; Change in Pension Value and Non-Qualified Deferred Compensation Earnings: $1,097,100; All Other Compensation: $7,500; Total: $2,145,815.

(2)	Effective September 2, 2014, Mr. Olivier was elected Executive Vice President-Energy Enterprise Strategy and Business Development of Eversource Energy and resigned as Executive Vice President and Chief Operating Officer of Eversource Energy.

(3)	Effective September 2, 2014, Mr. Schweiger was elected Executive Vice President and Chief Operating Officer of Eversource Energy. Mr. Schweiger did not meet the requirements for inclusion in the Summary Compensation table and was not a Named Executive Officer in 2012 and 2013.

(4)	Includes amounts deferred in 2014 under the deferred compensation program for Mr. Olivier: $123,446; Mr. McHale: $11,753 and Mr. Schweiger: $997,803. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.

(5)	Reflects the aggregate grant date fair value of restricted share units (RSUs) and performance shares granted in each fiscal year, calculated in accordance with FASB ASC Topic 718.

In 2013 and 2014 for each Named Executive Officer, and in 2012 for Messrs. Olivier and McHale, RSUs were granted as long-term compensation that vest in equal annual installments over three years. RSU holders are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs. The 2012 amounts shown for Mr. May and Mr. Judge represent the value of Deferred Shares granted by NSTAR. See footnote (1).

2015 Proxy Statement	41

EXECUTIVE COMPENSATION

In 2014, each of the Named Executive Officers was granted performance shares as long-term incentive compensation. These performance shares will vest on December 31, 2016 based on the extent to which the two performance conditions described in the Compensation Discussion and Analysis are achieved. The grant date values for the performance shares, assuming achievement of the highest level of both performance conditions, are as follows: Mr. May: $4,112,004; Mr. Judge: $912,144; Mr. Olivier: $956,280 Mr. McHale: $912,144; and Mr. Schweiger: $639,972.

(6)	Includes payments to the Named Executive Officers under the 2014 Annual Incentive Program (Mr. May: $2,250,000; Mr. Judge: $660,000; Mr. Olivier: $680,000; Mr. McHale: $660,000; and Mr. Schweiger: $600,000).

(7)	Includes the actuarial increase in the present value from December 31, 2013 to December 31, 2014, of the Named Executive Officer’s accumulated benefits under all of our defined benefit pension program and agreements determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth with respect to the Pension Benefits table, appearing further below. There were no above-market earnings in deferred compensation value during 2014, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company Common Shares. In 2013, the change in pension value for each of Messrs. May and McHale was a negative amount.

(8)	Includes matching contributions allocated by us to the accounts of Named Executive Officers under the 401k plan as follows: $10,400 for each of Messrs. May, Judge and Schweiger, and $7,800 for each of Messrs. Olivier and McHale. Also includes employer matching contributions under the deferred compensation program for eligible Named Executive Officers who made deferral elections in late 2013 for salary earned in 2014 (Mr. McHale: $9,827 and Mr. Olivier: $10,737). For Mr. May, the value shown includes $53,118 attributable to a previously granted $6.155 million present value life insurance benefit, financial planning services valued at $5,860 and $3,086 paid by the Company for Company-leased vehicles. For Mr. Judge, the value shown includes financial planning services valued at $6,100 and $3,846 paid by the Company for Company-leased vehicles. For Mr. Schweiger, the value shown includes financial planning services valued at $6,028, $802 paid by the Company for Company-leased vehicles and $187,843 paid by the Company for relocation from Massachusetts to Connecticut. None of the other Named Executive Officers received perquisites valued in the aggregate in excess of $10,000.

GRANTS OF PLAN-BASED AWARDS DURING 2014

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2014. The table also discloses the underlying equity awards and the grant date for equity-based awards. We have not granted any stock options since 2002.

		Estimated Future Payouts Under			Estimated Future Payouts			All Other Stock	Grant Date
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Awards: Number	Fair Value
		Awards			Awards(1)			of Shares of	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date	($)	($)	($)	($)	(#)	(#)	(#)(2)	($)(3)
Thomas J. May
Annual Incentive(4)	2/4/2014	662,800	1,325,600	2,651,200	—	—	—	—	—
Long-Term Incentive(5)	2/4/2014	—	—	—	—	55,900	111,800	55,900	5,276,401
James J. Judge
Annual Incentive(4)	2/4/2014	192,500	385,000	770,000	—	—	—	—	—
Long-Term Incentive(5)	2/4/2014	—	—	—	—	12,400	24,800	12,400	1,170,436
Leon J. Olivier
Annual Incentive(4)	2/4/2014	202,000	404,000	808,000	—	—	—	—	—
Long-Term Incentive(5)	2/4/2014	—	—	—	—	13,000	26,000	13,000	1,227,070
David R. McHale
Annual Incentive(4)	2/4/2014	192,500	385,000	770,000	—	—	—	—	—
Long-Term Incentive(5)	2/4/2014	—	—	—	—	12,400	24,800	12,400	1,170,436
Werner J. Schweiger
Annual Incentive(4)	2/4/2014	195,000	390,000	780,000	—	—	—	—	—
Long-Term Incentive(5)	2/4/2014	—	—	—	—	8,700	17,400	8,700	821,193

(1)	Reflects the number of performance shares granted to each of the Named Executive Officers on February 4, 2014 under the 2014 – 2016 Long-Term Incentive Program. Performance shares were granted subject to a three-year Performance Period that ends on December 31, 2016. At the end of the Performance Period, common shares will be awarded based on actual performance as a percentage of target, subject to reduction for applicable withholding taxes. Holders of performance shares are eligible to receive dividend equivalent units on outstanding performance shares held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares underlying the performance shares. The Annual Incentive Plan does not include an equity component.

42	2015 Proxy Statement

EXECUTIVE COMPENSATION

(2)	Reflects the number of RSUs granted to each of the Named Executive Officers on February 4, 2014 under the 2014 – 2016 Long-Term Incentive Program. RSUs vest in equal installments on February 4, 2015, 2016 and 2017. We will distribute common shares with respect to vested RSUs on a one-for-one basis following vesting, after reduction for applicable withholding taxes. Holders of RSUs are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares distributed in respect of the underlying RSUs.

(3)	Reflects the grant-date fair value, determined in accordance with FASB ASC Topic 718, of RSUs and performance shares granted to the Named Executive Officers on February 4, 2014 under the 2014 – 2016 Long-Term Incentive Program.

(4)	Amounts reflect the range of potential payouts, if any, under the 2014 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2015 for performance in 2014 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target.

(5)	Reflects the range of potential payouts, if any, pursuant to performance share awards under the 2014 – 2016 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2014

The following table sets forth option and RSU grants outstanding at the end of our fiscal year ended December 31, 2014 for each of the Named Executive Officers. All outstanding options were fully vested as of April 10, 2012.

	Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Thomas J. May	174,496	26.9000	1/28/2020	—	—	—	—
	—	—	—	130,903	7,005,912	113,412	6,069,810
James J. Judge	—	—	—	107,782	5,768,468	26,832	1,436,049
Leon J. Olivier	—	—	—	88,063	4,713,154	28,201	1,509,318
David R. McHale	—	—	—	104,935	5,616,122	26,832	1,436,049
Werner J. Schweiger	47,232	28.1200	5/3/2017
	39,360	24.7400	1/24/2018
	48,544	25.9300	1/22/2019
	36,736	26.9000	1/28/2020
	—	—	—	92,021	4,924,953	18,942	1,013,776

(1)	Options held by Mr. May and Mr. Schweiger were granted by NSTAR before the merger and assumed by us upon completion of the merger.

(2)	Awards and market values of awards appearing in the table and the accompanying notes have been rounded to whole units.

(3)	A total of 141,635 unvested RSUs vested after January 1, 2015 and on or before February 25, 2015 (Mr. May: 73,839 and Mr. Judge: 17,304; Mr. Olivier: 18,804; Mr. McHale: 17,878; and Mr. Schweiger: 13,810). A total of 71,407 unvested RSUs will vest on February 4, 2016 (Mr. May: 37,805; Mr. Judge: 8,944; Mr. Olivier: 9,400; Mr. McHale: 8,944; and Mr. Schweiger: 6,314). A total of 35,281 unvested RSUs will vest on February 4, 2017 (Mr. May: 19,259; Mr. Judge: 4,273; Mr. Olivier: 4,479; Mr. McHale: 4,273; and Mr. Schweiger: 2,997).

In connection with the merger, in November 2010, we and NSTAR each established retention pools in an aggregate amount of $10 million to be allocated to key employees, including certain executive officers, to help ensure their continued dedication to the Company both before and after completion of the merger. Awards were in the form of RSUs and generally vest subject to three years of continuous service following completion of the merger. Full payment will also be made if an eligible executive dies, becomes disabled, or is terminated by the Company without “cause” before the end of the retention period, in which case the retention payment will be reduced by the amount of any cash severance payable to the executive upon or during the year following termination. Awards granted to former NSTAR executive officers were assumed by us upon completion of the merger. 275,380 unvested RSUs granted pursuant to the retention pools will vest on April 10, 2015 subject to three years of continuous service following completion of the merger (Mr. Judge: 77,260; Mr. Olivier: 55,380; Mr. McHale: 73,840; and Mr. Schweiger: 68,900). Mr. May did not participate in this program.

(4)	The market value of RSUs is determined by multiplying the number of RSUs by $53.52, the closing price per share of common shares on December 31, 2014, the last trading day of the year.

(5)	Reflects the target payout level for 2013 and 2014 performance shares. The payout for 2013 and 2014 performance shares will be based on actual performance as a percentage of target, subject to reduction for applicable withholding taxes. As described more fully under “Performance Shares” in the Compensation Discussion and Analysis and footnote (1) to the Grants of Plan-Based Awards table, performance shares will vest following a three-year performance period based on the extent to which the two performance conditions as described in that section are achieved. A total of 108,386 performance shares (including accrued dividend equivalents) will vest

2015 Proxy Statement	43

EXECUTIVE COMPENSATION

on December 31, 2015, assuming achievement of these conditions at a target level of performance: (Mr. May: 55,638; Mr. Judge: 14,016; Mr. Olivier: 14,765; Mr. McHale: 14,016 and Mr. Schweiger: 9,951). A total of 105,833 performance shares (including accrued dividend equivalents) will vest on December 31, 2016, assuming achievement of these conditions at a target level of performance: (Mr. May: 57,774; Mr. Judge: 12,816; Mr. Olivier: 13,436; Mr. McHale: 12,816; and Mr. Schweiger: 8,991).

(6)	The market value is determined by multiplying the number of performance shares in the adjacent column by $53.52, the closing price of Eversource Energy common shares on December 31, 2014, the last trading day of the year.

OPTIONS EXERCISED AND STOCK VESTED IN 2014

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2014. The Stock Awards columns report the vesting of RSU grants to the Named Executive Officers in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Thomas J. May	649,440	11,654,253	90,002	3,864,352
James J. Judge	—	—	20,884	897,582
Leon J. Olivier	—	—	23,479	1,055,842
David R. McHale	—	—	22,300	1,002,842
Werner J. Schweiger	141,696	3,595,413	18,178	779,454

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price at the time of exercise.

(2)	Includes RSUs granted to our Named Executive Officers under our long-term incentive programs, including dividend reinvestments, as follows:

Name	2011 Program	2012 Program	2013 Program	2014 Program
Thomas J. May	37,191	34,867	17,944	—
James J. Judge	8,275	8,089	4,520	—
Leon J. Olivier	9,618	9,099	4,762	—
David R. McHale	9,136	8,644	4,520	—
Werner J. Schweiger	7,717	7,252	3,209	—

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash.

(3)	Values realized on vesting for Messrs. May, Judge and Schweiger are based on $42.43 per share, the closing price of Eversource Energy common shares on January 28, 2014 and $44.97 per share, the closing price of Eversource Energy common shares on February 18, 2014. Values realized on vesting for Messrs. Olivier and McHale are based on $44.42 per share, the closing price of Eversource Energy common shares on February 25, 2014.

PENSION BENEFITS IN 2014

The Pension Benefits Table shows the estimated present value of accumulated retirement benefits payable to each Named Executive Officer upon retirement based on the assumptions described below. The table distinguishes between benefits available under the qualified pension program, the supplemental pension program, and any additional benefits available under contractual agreements. See the narrative above in the Compensation Discussion and Analysis under the caption “OTHER- Retirement Benefits” and “CONTRACTUAL AGREEMENTS” for more detail on benefits under these plans and our agreements.

The values shown in the Pension Benefits Table for Messrs. May and Judge were calculated as of December 31, 2014 based on benefit payments in the form of a lump sum. For Mr. McHale, we assumed a payment of benefits in the form of a one-half spousal contingent annuitant option. The Compensation Committee and the Board of Trustees approved a resolution in February 2014 providing that the net present value of Mr. May’s pension program benefit will be not less than the amount that represents the value of his earned pension program benefit as of December 31, 2012, the end of the year during which Mr. May reached retirement age. The retirement benefit equaled $23.05 million at that date. Such earned pension program benefit value could otherwise

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change in the future because of the reduction in mortality factors and potentially rising interest rates. For Mr. Olivier, we assumed a lump sum payment of his special retirement benefits under his agreement, and payment of his qualified pension program benefit as a life annuity with a one-third spousal contingent annuitant option (the typical payment form under that Plan).

The values shown in this Table for the Named Executive Officers were based on benefit payments commencing at the earliest possible ages for retirement with unreduced benefits: Mr.  May: age 67, Mr. Judge: age 60, Mr. Olivier: age 60, Mr. McHale: age 60, Mr. Schweiger: age 60.

In addition, we determined benefits under the qualified pension program using tax code limits in effect on December 31, 2014. For Messrs. May, Judge and Schweiger, the values shown reflect actual 2014 salary and annual incentives earned in 2013 but paid in 2014 (per applicable supplemental program rules). For Mr. McHale, the values shown reflect actual 2014 salary and annual incentives earned in 2014 but paid in 2015 (per applicable supplemental program rules).

We determined the present value of benefits at retirement age using the discount rate of 4.20% under Statement of Financial Accounting Standards No. 87 for the 2014 fiscal year end measurement (as of December 31, 2014). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at retirement age, we used the RP2000 Combined Healthy mortality table (the 1983 Group Annuity Mortality Table for Mr. Olivier per his agreement) as published by the Society of Actuaries projected to 2013 with projection scale AA, which is the same table used for financial reporting under FAS 87. Additional assumptions appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Pension Benefits

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
Thomas J. May	Pension Program	38.5	2,332,334	—
	Supplemental Program	20.0	6,201,263	—
	Supplemental Program	38.5	14,704,089	—
James J. Judge	Pension Program	37.33	2,486,559	—
	Supplemental Program	20.0	4,642,887	—
	Supplemental Program	37.33	2,671,550	—
Leon J. Olivier(1)	Pension Program	15.8	702,330	—
	Supplemental Program	13.3	5,304,563	—
	Supplemental Benefit	31.2	1,266,068	105,966
David R. McHale	Pension Program	33.3	1,562,280	—
	Supplemental Program	33.3	5,994,100	—
Werner J. Schweiger	Pension Program	12.83	364,217	—
	Supplemental Program	12.83	3,860,859	—
	Supplemental Program	12.83	1,131,928	—

(1)	Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries, from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with his previous employer, Boston Edison Company (BECO), when calculating the value of his defined benefit pension, offset by the pension benefit provided by BECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the pension program. Mr. Olivier was rehired by us from Entergy in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the supplemental program, in order to provide a benefit similar to that provided by Entergy. Under this arrangement, Mr. Olivier is eligible to receive a supplemental benefit, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us, he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the supplemental program and the benefit described in the preceding sentence. These benefits will be offset by the value of any benefits he receives from the pension program. Amounts reported in the table assume the termination of his employment with our consent on December 31, 2014, and payment of the lump sum benefit of $4,062,892 offset by pension program benefits.

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EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION IN 2014

See the narrative above in the Compensation Discussion and Analysis under the caption “ELEMENTS OF 2014 COMPENSATION - OTHER- Deferred Compensation” for more detail on our non-qualified deferred compensation program.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Thomas J. May	—	—	11,669,293	—	56,633,176
James J. Judge	—	—	1,008,682	—	4,380,935
Leon J. Olivier	123,446	10,737	186,165	—	2,901,959
David R. McHale	11,753	9,827	12,726	—	116,362
Werner J. Schweiger	997,803	—	1,457,325	—	13,782,734

(1)	Includes deferrals under our deferred compensation program (Mr. Olivier: $123,146; Mr. McHale: $11,753 and Mr. Schweiger: $997,803). Named Executive Officers who participate in this program are provided with a variety of investment opportunities, which the individual can modify and reallocate under the program terms. Contributions by the Named Executive Officer are vested at all times; however, the applicable employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, death or disability, prior to vesting, but will become fully vested upon a change of control. The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

(2)	Includes employer matching contributions made under the deferred compensation program as of December 31, 2014 and posted on January 31, 2015, as reported in the All Other Compensation column of the Summary Compensation Table: (Mr. Olivier: $10,737 and Mr. McHale: $9,827). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution.

(3)	Includes the total market value of deferred compensation program balances at December 31, 2014, plus the value of vested RSUs or other awards for which the distribution of common shares is currently deferred, based on $53.52, the closing price of Eversource Energy common shares on December 31, 2014, the last trading day of the year. The aggregate balances reflect a significant level of earnings on previously earned and deferred compensation.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities (30% for Messrs. May, Judge and Schweiger, excluding certain defined transactions), (ii) the acquisition of more than 50% of common shares excluding certain defined transactions (for Messrs. May, Judge and Schweiger), (iii)  a change in the majority of the Board of Trustees, unless approved by a majority of the incumbent Trustees, (iv) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% (75% for Mr. Olivier) of the voting power of the resulting business entity (excluding in certain cases defined transactions), and (v) complete liquidation or dissolution of the Company, or a sale or disposition of all or substantially all of the assets of the Company other than, for Mr. McHale, to an entity with respect to which following completion of the transaction more than 50% (75% for Mr. Olivier) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

In the event of a change of control, the Named Executive Officers are generally entitled to receive compensation and benefits following either involuntary termination of employment without “cause” or voluntary termination of employment for “good reason” within the applicable period (generally two years following change of control or shareholder approval thereof). The Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Termination for “cause” generally means termination due to a felony or certain other convictions; fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment or gross neglect of duties harmful to the Company; or a material breach of obligations under the agreement. “Good reason” for termination generally exists after assignment of duties inconsistent with executive’s position, a material reduction in compensation or benefits, a transfer more than 50 miles from the executive’s pre-change of control principal business location (or for Messrs. May, Judge and Schweiger, an involuntary transfer outside the Greater Boston Metropolitan Area), or requiring business travel to a substantially greater extent than required pre-change of control (for Messrs. May, Judge and Schweiger).

The discussion and tables below show compensation payable to each Named Executive Officer, in the event of: (i) termination for cause; (ii) voluntary termination; (iii)  involuntary not-for-cause termination; (iv) termination in the event of disability; (v) death; and (vi) termination following change of control. The amounts shown assume that each termination was effective as of December 31, 2014, the last business day of the fiscal year.

The summaries above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and plans, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he is entitled to receive certain amounts earned during his term of employment. Such amounts include:

•	Vested RSUs and certain other vested awards;

•	Amounts contributed and any vested matching contributions under the deferred compensation program;

•	Pay for unused vacation; and

•	Amounts accrued and vested under the pension/supplemental and 401k programs (except in the event of a termination for cause under the supplemental program).

See the section above captioned “PENSION BENEFITS IN 2014” for information about the pension program, supplemental program and other benefits, and the section captioned “NONQUALIFIED DEFERRED COMPENSATION IN 2014.”

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EXECUTIVE COMPENSATION

I.	Post-Employment Compensation: Termination for Cause

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives	—	—	—	—	—
Performance Shares	—	—	—	—	—
RSUs	—	—	—	—	—
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(1)	—	—	1,266,086	—	—
Deferred Compensation Program	—	—	—	—	—
Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	—	—	1,266,086	—	—

(1)	Represents actuarial present values at year-end 2014 of amounts payable solely under Mr. Olivier’s employment agreement upon termination (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, he would receive upon termination a lump sum payment of $2,050,000, offset by the value of pension program benefits.

II.	Post-Employment Compensation: Voluntary Termination

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,250,000	660,000	680,000	660,000	600,000
Performance Shares(2)	6,069,829	728,740	1,509,336	—	515,450
RSUs(3)	4,819,597	438,797	1,689,294	—	309,770
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,266,086	—	—
Deferred Compensation Program	—	—	—	—	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	13,139,426	1,827,537	5,144,716	660,000	1,425,220

(1)	Represents actual 2014 annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2014 – 2016 Long-Term Incentive Program.

(3)	Represents values of RSUs granted to the Named Executive Officers under our long-term incentive programs that, at year-end 2014, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $53.52, the closing price of our common shares on December 31, 2014, the last trading day of the year. Excludes retention pool RSU grants, which would not vest upon voluntary termination.

(4)	Represents actuarial present values at year-end 2014 of amounts payable solely under employment agreements (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, he would receive a lump sum payment of $2,050,000, offset by the value of pension program benefits. Amounts shown are year-end 2014 present values payable upon termination.

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III.	Post-Employment Compensation: Involuntary Termination, Not for Cause

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,250,000	660,000	680,000	660,000	600,000
Performance Shares(2)	6,069,829	728,740	1,509,336	—	515,450
RSUs(3)	6,748,237	5,021,218	4,653,230	1,997,345	4,398,447
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,266,086	4,063,886	—
Deferred Compensation Program(5)	—	—	—	104,938	—
Other Benefits
Health and Welfare Benefits(6)	—	—	—	41,962	—
Perquisites(7)	—	—	—	10,000	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement(8)	—	—	—	977,295	—
Separation Payment for Liquidated Damages(9)	—	—	—	977,295	—
Total	15,068,066	6,409,958	8,108,652	8,832,721	5,513,897

(1)	Represents actual 2014 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2014 - 2016 Long-Term Incentive Program.

(3)	Represents values of RSUs under our long-term incentive programs that, at year-end 2014, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. Under the retention program, RSUs vest fully upon termination without cause and the value is reduced by separation payments. The values were calculated by multiplying the number of RSUs by $53.52, the closing price of our common shares on December 31, 2014, the last trading day of the year.

(4)	Represents actuarial present values at year-end 2014 of amounts payable solely under employment agreements upon termination (which are in addition to amounts due under the pension program). Mr. Olivier’s agreement provides for a lump sum payment of $5,304,563 offset by the value of pension program benefits. An Agreement with Mr. McHale provides for two years age and service credit under the supplemental program.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

(6)	Represents estimated Company cost at year-end 2014 of providing post-employment welfare benefits beyond those available to non-executives upon involuntary termination. The amount reported in the table for Mr. McHale represents (a) the value of two years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes thereon (gross-up).

(7)	Represents Company cost of reimbursing Mr. McHale for two years financial planning and tax preparation fees.

(8)	Represents consideration for agreements not to compete with the Company following termination. Employment agreements with these executives provide for a lump-sum payment equal to the sum of their base salary plus annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(9)	Represents severance payments in addition to any non-compete agreement payments described in the prior note.

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EXECUTIVE COMPENSATION

IV.	Post-Employment Compensation: Termination Upon Disability

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,250,000	660,000	680,000	660,000	600,000
Performance Shares(2)	6,069,829	728,740	1,509,336	728,740	515,450
RSUs and Other Awards(3)	6,748,237	5,021,218	4,653,230	4,829,027	4,398,447
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,266,086	—	—
Deferred Compensation Program(5)	—	—	—	116,768	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	15,068,066	6,409,958	8,108,652	6,334,535	5,513,897
(1)	Represents actual 2014 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2014 – 2016 Long-Term Incentive Program.

(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2014, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to disability, awards vest in full or on a prorated basis based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $53.52, the closing price of our common shares on December 31, 2014, the last trading day of the year.

(4)	Represents the actuarial present values at the end of 2014 of the amounts payable solely as the result of employment agreements upon termination (which are in addition to amounts payable under the pension program). Under Mr. Olivier’s agreement, a disability termination results in a lump sum payment of $5,304,563 offset by the value of pension program benefits.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

V.	Post-Employment Compensation: Death

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,250,000	660,000	680,000	660,000	600,000
Performance Shares(2)	6,069,829	728,740	1,509,336	728,740	515,450
RSUs and Other Awards(3)	6,748,237	5,021,218	4,653,230	4,829,027	4,398,447
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,266,086	—	—
Deferred Compensation Program(5)	—	—	—	116,768	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	15,068,066	6,409,958	8,108,652	6,334,535	5,513,897
(1)	Represents actual 2014 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2014 - 2016 Long-Term Incentive Program.

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(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2014, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to death, awards vest in full or are prorated based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $53.52, the closing price of our common shares on December 31, 2014, the last trading day of the year.

(4)	Represents the actuarial present values at the end of 2014 of the amounts payable to a surviving spouse solely under agreements (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, this benefit would be a lump sum payment of $5,304,563, offset by the value of pension program benefits. Pension amounts shown in the table are year-end 2014 present values of benefits immediately payable to the spouse or estate.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

Payments Made Upon a Change of Control

The agreements with Messrs. May, Judge, McHale and Schweiger include change of control benefits. Mr. Olivier participates in the Special Severance Program for Officers (SSP), which also provides change of control benefits. The agreements and the SSP are binding on us and on certain of our majority-owned subsidiaries.

Pursuant to the agreements and the SSP, if an involuntary non- “cause” termination of employment occurs following a change of control (see definition of “cause” above under the heading of “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL”), or in the event of a voluntary termination for “good reason” (as described above under such heading), then the Named Executive Officers generally will receive the benefits listed below:

•	For Messrs. May, Judge and Schweiger, a lump sum severance payment of three-times (two-times for Mr. McHale, and one-time for Mr. Olivier) the sum of the executive’s base salary plus annual incentive award for the relevant year (Base Compensation), plus for Mr. McHale consideration for two year non-compete and non-solicitation covenants (one year covenant for Mr. Olivier) in the form of a lump sum payment equal to Base Compensation;

•	Three years health benefits continuation (two years for Mr. Olivier);

•	For Mr. McHale, three years additional age and service credit under the applicable supplemental pension program (or a lump sum payment equal to the value of such credit under that program and the pension program for Messrs. May and Judge);
•	Automatic vesting and distribution of long-term performance awards (with performance shares vesting at target) and certain other awards; and

•	A lump sum equal to any excise taxes incurred under the Internal Revenue Code due to receipt of change of control payments, plus an amount to offset any taxes incurred on such payments (gross-up) except for Mr. Olivier. The Company has discontinued the practice of providing such gross-up payments in contractual agreements for newly elected executives.

For Mr. McHale, the merger did not constitute a change of control under their agreements. For Mr. Olivier, no compensation or benefits will be payable unless employment terminates during the applicable change of control period in the circumstances described below. For Messrs. May, Judge and Schweiger, in accordance with terms established by the NSTAR Executive Personnel Committee subsequent to the  execution of the merger agreement between the Company and NSTAR, and notwithstanding the terms of the NSTAR Long Term Incentive Plan, which called for outstanding and unvested stock awards to vest upon a change of control, the 2012 NSTAR performance awards did not vest upon the closing of the merger, but were instead converted to RSUs and were made subject to the same vesting schedule as Company RSUs. No other benefits will be payable to these executives unless employment terminates during the applicable period in the circumstances described below.

The above summaries do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and programs (including component plans), copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014 (where applicable).

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EXECUTIVE COMPENSATION

VI.	Post-Employment Compensation: Termination Following a Change of Control

	May	Judge	Olivier	McHale	Schweiger
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,250,000	660,000	680,000	660,000	600,000
Performance Shares(2)	6,069,829	1,436,063	1,509,336	1,436,063	1,013,794
RSUs and Other Awards(3)	7,005,912	1,633,477	2,660,224	2,684,237	1,237,429
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	1,585,764	1,178,500	1,266,086	8,031,236	2,452,541
Deferred Compensation Program(5)	—	—	—	116,768	—
Other Benefits
Health and Welfare Benefits(6)	30,168	63,054	27,864	62,942	63,429
Perquisites(7)	17,580	18,300	—	15,000	18,084
Separation Payments
Excise Tax and Gross-Up(8)	—	—	—	7,797,762	—
Separation Payment for Non-Compete Agreement(9)	—	—	1,026,465	977,295	—
Separation Payment for Liquidated Damages(10)	9,990,300	3,726,900	1,026,465	1,954,590	3,450,000
Total	26,949,553	8,716,294	8,196,440	23,735,893	8,835,278
(1)	Represents actual 2014 annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2014 – 2016 Long-Term Incentive Program.

(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2014, were unvested under applicable vesting schedules. Under these programs, upon termination in certain cases without cause or for good reason following a change of control, awards generally vest in full. Retention awards vest in full in such circumstances, and the payout value is reduced by any separation payments as described above. The values were calculated by multiplying the number of shares subject to awards by $53.52, the closing price of our common shares on December 31, 2014, the last trading day of the year.

(4)	Represents actuarial present value at year-end 2014 of amounts payable solely as a result of provisions in employment agreements (which are in addition to amounts payable under the pension program). For Messrs. May, Judge, McHale and Schweiger, pension benefits were calculated by adding three years of service (and a lump sum of this benefit value is payable to Messrs. May, Judge and Schweiger). Mr. Olivier’s agreement provides for a lump sum payment of $5,304,563, offset by his pension program benefit value. Pension amounts shown in the table are present values at year-end 2014 of benefits payable upon termination as described with respect to the Pension Benefits Table above.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

(6)	Represents Company cost at year-end 2014 (estimated by our benefits consultants) of providing post-employment welfare benefits to Named Executive Officers beyond those benefits provided to non-executives upon involuntary termination. The amounts shown in the table for Messrs. May, Judge and Schweiger represent the value of three years continued welfare plan participation. The amounts shown in the table for Mr. McHale represent (a) the value of three years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of one year retiree health coverage at retiree rates. The amounts reported in the table for Mr. Olivier represent (a) the value of two years employer contributions toward active health benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of two years retiree health coverage at retiree rates.

(7)	Represents cost of reimbursing financial planning and tax preparation fees for three years.

(8)	Represents payments made to offset costs to Mr. McHale associated with certain excise taxes under Section 280G of the Internal Revenue Code. Executives may be subject to certain excise taxes under Section 280G if they receive payments and benefits related to a termination following a Change of Control that exceed specified Internal Revenue Service limits. Contractual agreements with the above executives provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on the Section 280G excise tax rate of 20%, the statutory federal income tax withholding rate of 35%, the applicable state income tax rate, and the Medicare tax rate of 1.45%.

(9)	Represents payments made under agreements or the SSP as consideration for agreement not to compete with the Company following termination of employment equal to the sum of base salary plus relevant annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(10)	Represents severance payments in addition to any non-compete agreement payments described in the prior note. For Messrs. May, Judge and Schweiger, this payment equals three-times the sum of base salary plus relevant annual incentive award (two-times the sum for Mr. McHale, and one-times the sum for Mr. Olivier.) These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

52	2015 Proxy Statement

TRUSTEE COMPENSATION

The Compensation Committee recommends to the Board of Trustees compensation for the Trustees based on competitive market practices for both the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly sized utility and general industry companies as guidelines for setting Trustee compensation. The level of Trustee compensation recommended by the Committee and approved by the Board enables us to attract Trustees who have a broad range of backgrounds and experiences. When last benchmarked in 2012, we found that our Trustee compensation was between the median levels of the utility industry peer group we use for executive compensation purposes and companies in the general industry of similar size.

In 2014, we paid each of our non-employee Trustees an annual cash retainer in the amount of $100,000 for service on the Board during his or her term of office, including participation in all Board and Committee meetings. In addition, Trustees holding the positions of Lead Trustee, Chair of the Audit Committee, Chair of the Compensation Committee, Chair of the Corporate Governance Committee, and Chair of the Finance Committee on January 1 received additional annual cash retainers in the amounts set forth below. All cash retainers are payable in equal installments on the first business day of each calendar quarter.

Additional Cash Retainer	Annual Amount
Lead Trustee	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Corporate Governance Committee Chair	$10,000
Finance Committee Chair	$10,000

Each non-employee Trustee serving on January 1 also receives a grant under the Company’s Incentive Plan, effective on the 10th business day of each such year, of that number of RSUs resulting from dividing $100,000 by the average closing price of our common shares as reported on the NYSE for the 10 trading days immediately preceding such date and rounding the resulting amount to the nearest whole RSU. RSUs vest on the next business day following the grant, and distribution to the Trustee in equivalent common shares is deferred until the tenth business day of January of the year following retirement from Board service. Any individual who is elected to serve as a Trustee after January 1 of any calendar year receives an RSU grant prorated from the date of such election and granted on the first business day of the month following such election.

Annual cash retainers, additional cash retainers and annual RSU grants for service on the Board for 2014, based on the amounts described above, were paid in such amounts as noted in the table below.

The share ownership guidelines set forth in the Company’s Corporate Governance Guidelines require each Trustee to attain and hold 7,500 common shares and/or RSUs of the Company within five years from January 1 of the year succeeding their date of election to the Board. All of the current Trustees exceed the required share ownership threshold.

Pursuant to the Company’s Deferred Compensation Plan (“Deferred Compensation Plan”), prior to the year earned, each Trustee may irrevocably elect to defer receipt of all or a portion of their cash compensation. Deferred funds are credited with deemed earnings on various deemed investments as permitted by the Deferred Compensation Plan. Deferred compensation is payable either in a lump sum or in installments in accordance with the Trustee’s prior election. There were no above-market earnings in deferred compensation value during 2014, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company common shares. We do not provide pension benefits to our non-employee Trustees.

In addition, when applicable, we pay travel-related expenses for spouses of Trustees who attend Board functions, but the Company does not pay tax gross-up payments in connection with such expenses. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. There were no reportable travel-related expenses for spouses of Trustees during 2014.

2015 Proxy Statement	53

TRUSTEE COMPENSATION

The table below sets forth all compensation paid to or accrued by each non-employee Trustee in 2014.

	Fees Earned	Stock
	Or Paid in Cash	Awards	Total
Trustee	($)(1)	($)(2)	($)
Richard H. Booth	115,000	100,097	215,097
John S. Clarkeson	100,000	100,097	200,097
Cotton M. Cleveland	100,000	100,097	200,097
Sanford Cloud, Jr.	135,000	100,097	235,097
James S. DiStasio	110,000	100,097	210,097
Francis A. Doyle	100,000	100,097	200,097
Charles K. Gifford	110,000	100,097	210,097
Paul A. La Camera	100,000	100,097	200,097
Kenneth R. Leibler	100,000	100,097	200,097
Charles W. Shivery	50,000	100,097	150,097
William C. Van Faasen	100,000	100,097	200,097
Frederica M. Williams	100,000	100,097	200,097
Dennis R. Wraase	100,000	100,097	200,097
(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees and committee chair fees. Also includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2014, Messrs. DiStasio and Doyle deferred 100% of their cash compensation.

(2)	Includes the grant date market value of $100,000 in value of RSU grants made on January 15, 2014, which vested on January 16, 2014, and as determined in accordance with the provisions set forth on the preceding page. Each Trustee received 2,381 RSUs.

Outstanding RSU grants accrue corresponding dividend-equivalent units that are subject to the same restrictions and vesting schedule as the underlying RSUs. There were no outstanding option awards as of December 31, 2014. Set forth below are the total RSUs and dividend equivalent units held by our non-employee Trustees as of December 31, 2014:

Deferred RSUs and Dividend
Equivalent Units as of
Trustee	December 31, 2014
Richard H. Booth	39,509
John S. Clarkeson	5,184
Cotton M. Cleveland	39,509
Sanford Cloud, Jr.	23,013
James S. DiStasio	5,184
Francis A. Doyle	5,184
Charles K. Gifford	5,184
Paul A. La Camera	5,184
Kenneth R. Leibler	5,184
William C. Van Faasen	5,184
Frederica M. Williams	5,184
Dennis R. Wraase	15,455

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Eversource Energy and persons who beneficially own more than ten percent of the outstanding common shares of Eversource Energy to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange.

We assist our Trustees and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on such reports and the written representations of our Trustees and executive officers, we believe that for the year ended December 31, 2014, all such reporting requirements were complied with in a timely manner.

54	2015 Proxy Statement

PROPOSAL 2: APPROVAL OF THE PROPOSED AMENDMENT TO OUR DECLARATION OF TRUST TO CHANGE THE NAME OF THE COMPANY FROM NORTHEAST UTILITIES TO EVERSOURCE ENERGY

Shareholders are being asked to approve the proposed amendment to our Declaration of Trust to change the legal name of the Company from Northeast Utilities to Eversource Energy. The Board of Trustees believes that it is in the best interests of the Company and all of its Shareholders to amend our Declaration of Trust to change our name.

If the Shareholders approve this proposal, Article 1 of our Declaration of Trust will be amended to read as set forth below:

“The Trustees in their collective capacity shall be designated Eversource Energy and in so far as may be practicable all the business of the association shall be done and all its affairs conducted in and under that name, to the end that legal title to the entire trust estate except as otherwise provided herein and in any event the absolute control thereof shall be at all times vested in the Trustees, and that all obligations incurred by or in behalf of the association shall be the obligations of the Trustees only and not of the Shareholders but enforceable against the Trustees as hereinafter provided, only as such trustees, and only to the extent of the trust estate in their hands and possession and never against them or any of them in their individual capacity or capacities.”

In addition, five additional occurrences of the name “Northeast Utilities” appearing elsewhere in the Declaration of Trust will be changed to “Eversource Energy.” The affirmative vote of two-thirds of the outstanding common shares is required to approve the amendment.

Reasons for the Name Change

On February 2, 2015, Northeast Utilities and all of its utility operating companies began doing business under the brand name of Eversource Energy. The Company officially launched the Eversource Energy brand after months of work, which began with comprehensive research into the variety of names our Company maintained in the New England marketplace. We learned that for customers, the multitude of names that represented our business, and particularly our six operating companies, was confusing, and hindered our ability to consistently articulate who we are and what we stand for as a company.

Additionally, over the past three years, Northeast Utilities has been very successful in coming together as one Company. Our dedicated workforce has implemented standardized best practices across the entire organization, resulting in improved service and financial strength. As one Company under the Eversource Energy name, the holding company and all six operating companies will continue to meet our mission of delivering reliable energy and superior service to our customers and above average earnings and dividends to shareholders. Changing the name of our holding Company will allow us to connect our new brand with our shareholders and the financial community.

The companies are currently operating under its new brand through the filing of Business Certificates, using what is commonly referred to as a “dba,” or “doing business as” structure. As separate corporations, the operating companies cannot change their legal names to Eversource Energy, but Northeast Utilities can. Because a legal name change requires us to amend the Declaration of Trust, we will not change the legal name of Northeast Utilities unless and until our shareholders approve the proposed amendment as required by the Declaration of Trust.

Effects of the Name Change

If Proposal 2 is approved at the Annual Meeting, we anticipate that the amendment to the Declaration of Trust effecting the name change will be filed as soon as possible following the meeting.

If the name change becomes effective, the rights of shareholders holding shares represented by currently outstanding certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new certificates that are issued after the name change becomes effective will bear the name Eversource Energy.

The Board of Trustees recommends that shareholders vote FOR this proposal.

2015 Proxy Statement	55

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote on an advisory proposal to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion in this proxy statement, commonly known as “Say-on-Pay.” The shareholder vote is advisory only and is not binding on us or the Board of Trustees. The Board of Trustees, however, has and will continue to take the results of the vote into consideration when making future decisions regarding the compensation of our Named Executive Officers.

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, our communities and shareholders. We strive to provide executive officers with base salary, performance-based annual incentive compensation opportunities, and long-term incentive compensation opportunities that are competitive with the market and that align pay with performance. We believe that based upon our excellent financial and operating performance in 2014 that such alignment exists. Shareholders are encouraged to read the CD&A, compensation tables and narrative discussion in this proxy statement.

Our 2014 Executive Compensation Program included the following material elements:

•	Base Salary

•	Annual Incentive Program

•	Long-Term Incentives (consisting of RSUs and performance shares)

•	Nonqualified Deferred Compensation

•	Supplemental Executive Retirement Plan

•	Certain officer perquisites and

•	Employment Agreements that provide payments and benefits upon involuntary termination of employment and termination of employment resulting from a change of control.

The Executive Compensation Program also features share ownership guidelines and a holding period requirement to emphasize the importance of share ownership, along with policies that call for the clawback of compensation under the circumstances described in this proxy statement and that prohibit the pledging or hedging of our common shares.

The compensation of our Named Executive Officers during 2014 was consistent with the following outstanding achievements and superior performance:

•	Our 2014 recurring earnings were $2.65 per share, excluding merger-related costs, a 4.7% increase over 2013 results.

•	We continued to achieve operating and maintenance expense reductions through successful integration activities, exceeding the goal of a greater than 3% reduction in operating expenses from 2013, while, as noted above, having the best system reliability performance in the history of the Company. Operating costs were 6.8%, or $101 million, lower than 2013.

•	We increased our dividend to $1.57 per share, a 6.8% increase over 2013, continuing to significantly outperform the industry average.

•	For 2014, we delivered total shareholder return of 30.5%, the sixth straight year of double-digit total shareholder return.

•	Our cumulative total shareholder returns of 64.3%, 145.8%, and 297.7% over the past three-, five-, and 10-year periods outperformed the utility industry over those same periods.

We continue to believe that the compensation of our Named Executive Officers is aligned with our financial performance. We exceeded our financial, operational and strategic objectives in 2014, and as a result, the Compensation Committee provided base pay increases and annual incentive awards to the executive officers, including the Named Executive Officers, reflecting our excellent performance.

The affirmative vote of a majority of those votes cast at the meeting is required to approve the advisory proposal.

The Compensation Committee and the Board of Trustees believe that our Executive Compensation Program is effective in implementing our compensation philosophy and in achieving its goals. We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the 2014 compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.”

The Board of Trustees recommends that shareholders vote FOR this proposal.

56	2015 Proxy Statement

PROPOSAL 4: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected the independent registered public accounting firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of Eversource Energy and its subsidiaries for 2015. Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection of Deloitte & Touche LLP to conduct an audit of Eversource Energy for 2015. Our Declaration of Trust does not require that our shareholders ratify the selection of the independent registered public accounting firm. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

Relationship with Independent Registered Public Accounting Firm

Fees Billed By Principal Independent Registered Public Accounting Firm

The aggregate fees billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), for the years ended December 31, 2014 and 2013 totaled $3,986,500 and $3,616,225, respectively. In addition, affiliates of Deloitte & Touche LLP as noted below provide other accounting services to the Company. Fees consisted of the following:

1. Audit Fees

The aggregate fees billed to the Company and its subsidiaries by Deloitte & Touche LLP for audit services rendered for the years ended December 31, 2014 and 2013 totaled $3,775,000 and $3,493,925, respectively. The audit fees were incurred for audits of consolidated financial statements of Eversource Energy and its subsidiaries, reviews of financial statements included in the Combined Quarterly Reports on Form 10-Q of Eversource Energy and its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2014 and 2013.

2. Audit Related Fees

The aggregate fees billed to the Company and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2014 and 2013 totaled $175,000 and $100,000, respectively. The audit related fees were incurred for procedures performed in the ordinary course of business in support of certain regulatory filings.

3. Tax Fees

The aggregate fees billed to the Company and its subsidiaries by the Deloitte Entities for tax services for the year ended December 31, 2013 totaled $20,800. Tax fees for 2013 related primarily to reviews of tax returns. There were no tax fees for the year ended December 31, 2014.

4. All Other Fees

The aggregate fees billed to Company and its subsidiaries by the Deloitte Entities for services other than the services described above for the years ended December 31, 2014 and 2013 totaled $36,500 and $1,500, respectively. This fee was for a license for access to an accounting standards research tool in both 2014 and 2013, as well as an IT Security Assessment performed in 2014.

2015 Proxy Statement	57

PROPOSAL 4: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all auditing services and permitted audit related or other services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i) (1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2014, all services described above were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining the independence of the registered public accountants and has concluded that the Deloitte Entities were and are independent of us in all respects.

Report of the Audit Committee

The Audit Committee of the Board of Trustees is comprised of the six Trustees named below. Each member of the Committee is independent as required by the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Trustees in its oversight responsibilities with respect to the integrity of the Company’s financial statements, the performance of the Company’s internal audit function, the qualifications, independence and performance of Deloitte & Touche LLP (the Company’s independent registered public accounting firm) and the compliance by the Company with legal and regulatory requirements. The Committee is solely responsible for oversight of the relationship of the Company with our independent registered public accounting firm on behalf of the Board of Trustees. As part of these responsibilities, during 2014, the Audit Committee:

•	Received from the independent registered public accounting firm the written disclosure, including the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent registered public accounting firms’ independence with the independent registered public accounting firm as required by the SEC’s independence rules, Rule 2-01 of Regulation S-X;

•	Discussed with the independent registered public accounting firm the matters to be discussed by Statement on Auditing Standards No. 61; and
•	Reviewed and discussed with management the audited consolidated financial statements of Eversource Energy for the years ended December 31, 2014 and 2013.

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. Deloitte & Touche LLP, as our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year.

In performing their oversight responsibility, the Audit Committee, whose members are all financially literate and whose Chair is an audit committee financial expert, rely without independent verification on the information provided to them, and on the representations made by management and Deloitte & Touche.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Eversource Energy’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

Richard H. Booth (Chair)	Kenneth R. Leibler
John S. Clarkeson	William C. Van Faasen
Francis A. Doyle	Frederica M. Williams

February 23, 2015

58	2015 Proxy Statement

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SHAREHOLDER PROPOSALS

If you would like us to consider including a proposal in our proxy statement for the 2016 Annual Meeting of Shareholders, your proposal must be received by the Corporate Secretary’s office no later than November 14, 2015, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2016 Annual Meeting without inclusion in next year’s proxy statement must be received on or before January 28, 2016. If a notice is received after January 28, 2016, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Eversource Energy considers these dates to be reasonable deadlines for submission of proposals before we begin to print and mail our proxy materials for the 2016 Annual Meeting of Shareholders. Proposals should be addressed to: Richard J. Morrison, Corporate Secretary, Eversource Energy, Post Office Box 270, Hartford, Connecticut 06141-0270.

By Order of the Board of Trustees,

Richard J. Morrison
Corporate Secretary

2014 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for the year ended December 31, 2014, including financial statements, was mailed with this proxy statement or made available to shareholders on the Internet. We will mail an additional copy of the 2014 Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

Richard J. Morrison
Corporate Secretary
Eversource Energy
Post Office Box 270
Hartford, Connecticut 06141-0270

2015 Proxy Statement	59

002CSN4A57

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2015 (11:59 p.m., Eastern Time, April 26, 2015 for participants in the Northeast Utilities Service Company 401K Plan).

Vote by Internet • Go to www.envisionreports.com/ES • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
	•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	•	Follow the instructions provided by the recorded message

Annual Meeting Proxy/Vote Authorization Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Trustees recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.
1. Election of Trustees:	01 - John S. Clarkeson	02 - Cotton M. Cleveland	03 - Sanford Cloud, Jr.
	04 - James S. DiStasio	05 - Francis A. Doyle	06 - Charles K. Gifford
	07 - Paul A. La Camera	08 - Kenneth R. Leibler	09 - Thomas J. May
	10 - William C. Van Faasen	11 - Frederica M. Williams	12 - Dennis R. Wraase

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees	For All EXCEPT - To withhold authority to vote for any nominee(s), mark here and write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	To approve the proposed amendment to our Declaration of Trust to change the legal name of the Company from Northeast Utilities to Eversource Energy.

3.	To consider an advisory proposal approving the compensation of our Named Executive Officers.

4.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890 J N T 1 U P X 2 3 1 8 7 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

020GNC

You can access your account online.

You can access your registered shareholder information on the following secure Internet site: http://www.computershare.com/investor.

Step 1: Register (1st time users only)	Step 3: View your account details and perform multiple transactions, such as:
Click on “Create Login” and follow the instructions.	• View account balances	• Change your address
	• View transaction history	• View electronic shareholder communications
Step 2: Log In (Returning users)	• View payment history	• Buy or sell shares
Click “Login” and follow the instructions.	• View common share quotes	• Check replacements

If you are not an Internet user and wish to contact Eversource Energy, you may use one of the following methods:

Call: 1.800.999.7269

Write: Eversource Energy, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The proxy statement and 2014 Annual Report to shareholders are available at www.envisionreports.com/ES.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Vote Authorization Form – NORTHEAST UTILITIES DOING BUSINESS AS EVERSOURCE ENERGY

Annual Meeting of Shareholders April 29, 2015

Proxy/Vote Authorization Form is Solicited by Board of Trustees of the Company

The undersigned appoints Thomas J. May, Sanford Cloud, Jr. and Gregory B. Butler, and each of them, proxies of the undersigned, with power to act without the other and full power of substitution, to act for and to vote all common shares of Northeast Utilities doing business as Eversource Energy that the undersigned would be entitled to cast if present in person at the 2015 Annual Meeting of Shareholders to be held on April 29, 2015, and at any postponement or adjournment thereof, upon the matters indicated on the reverse side of this card.

This card also constitutes voting instructions for participants in the Northeast Utilities Service Company 401K Plan. The undersigned hereby directs the applicable trustee to vote all common shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

(Continued and to be marked, dated and signed, on the reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON THE REVERSE SIDE OF THIS CARD.